UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Autoliv, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 19, 2008

DEAR STOCKHOLDER,

It is my pleasure to invite you to the 2008 Annual Meeting of Stockholders of Autoliv, Inc. to be held on Tuesday, May 6, 2008, at The Ritz-Carlton Hotel, 160 East Pearson Street, Chicago, Illinois 60611 USA commencing at 9:00 a.m. local time.

Information regarding the matters to be voted upon at this year’s Annual Meeting is contained in the Notice of Meeting and Proxy Statement on the following pages.

It is important that your shares be represented at the Annual Meeting. Therefore, please provide your proxy by following the instructions provided on the formal Notice of Meeting and Notice of Internet Availability of Proxy Materials previously sent to you. This way your shares will be voted as you direct even if you cannot attend the Annual Meeting.

A public news release covering voting results will be available after the meeting.

The Autoliv, Inc. Annual Report for the fiscal year ended December 31, 2007 is being made available to stockholders simultaneously with this Proxy Statement.

Sincerely,

Lars Westerberg Chairman of the Board of Directors

AUTOLIV, INC.

Box 70381 SE-107 24

Stockholm, Sweden

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 6, 2008

TO THE STOCKHOLDERS OF AUTOLIV, INC.

NOTICE IS HEREBY GIVEN that the 2008 Annual Meeting of Stockholders of Autoliv, Inc. (“Autoliv” or the “Company”) will be held on Tuesday, May 6, 2008, commencing at 9:00 a.m. local time at The Ritz-Carlton Hotel, 160 East Pearson Street, Chicago, Illinois 60611 USA, to consider and vote upon:

1.	Reelection of four directors to the Board of Directors of Autoliv for a term of office expiring on the date of the Annual Meeting of Stockholders in 2011 (see page 4 of the accompanying Proxy Statement).

2.	Ratification of the appointment of Ernst & Young AB as the Company’s independent auditors for the fiscal year ending December 31, 2008 (see page 59 of the accompanying Proxy Statement).

3.	Any other business that may properly come before the Annual Meeting or any continuation, postponement or adjournment thereof.

The Board of Directors has fixed the close of business on March 7, 2008 as the record date for the Annual Meeting. All stockholders of record at the close of business on that date are entitled to notice of, and to be present and vote at, the Annual Meeting and at any continuation or adjournment thereof.

Attendance at the Annual Meeting will be limited to stockholders of record, beneficial owners of Company common stock entitled to vote at the Annual Meeting having evidence of ownership, a maximum of one authorized representative of an absent stockholder, and invited guests of management. Any person claiming to be an authorized representative of a stockholder must, upon request, produce written evidence of such authorization.

The meeting will be conducted pursuant to the Company’s By-Laws and rules of order prescribed by the Chairman of the Annual Meeting.

By order of the Board of Directors

Lars Sjöbring Vice President for Legal Affairs, General Counsel and Secretary

AUTOLIV, INC.

Box 70381 SE-107 24

Stockholm, Sweden

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

Availability of Proxy Materials on the Internet

Our Board of Directors (the “Board”) has made this Proxy Statement and the Company’s Annual Report for the year ended December 31, 2007 available to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with the Board’s solicitation of proxies for use at our Annual Meeting of Stockholders, to be held on Tuesday, May 6, 2008, commencing at 9:00 a.m. local time at The Ritz-Carlton Hotel, 160 East Pearson Street, Chicago, Illinois 60611 USA, and at any adjournment thereof (the “2008 Annual Meeting” or the “Annual Meeting”).

General

The date of this Proxy Statement is March 19, 2008, the approximate date on which this Proxy Statement, Proxy Card and the Annual Report for the fiscal year ended December 31, 2007, including financial statements, are first being made available on the Internet to stockholders entitled to vote at the Annual Meeting.

Who Can Vote

You are entitled to vote if you were a stockholder of record of our common stock as of the close of business on March 7, 2008 (the “Record Date”). Your shares may be voted at the Annual Meeting only if you are present in person or represented by a valid proxy.

Shares Outstanding and Quorum

At the close of business on the Record Date, 73,417,004 shares of our common stock were outstanding and entitled to vote. A majority of the shares of our common stock outstanding on the Record Date, present in person or represented by proxy, will constitute a quorum at the Annual Meeting.

How to Vote

If you are a stockholder of record, you may vote by proxy on the Internet or by telephone by following the instructions provided in the Notice of Internet Availability of Proxy Materials sent previously to you. If you requested printed copies of the proxy materials by mail, or have printed a proxy card, you may also vote by completing and mailing a printed proxy card. You may also vote in person at the Annual Meeting.

If you are a beneficial owner of shares held in street name, please refer to the instructions provided by your bank, broker or other nominee for voting your shares. If you wish to vote in person at the Annual Meeting, you must obtain a valid proxy from the organization that holds your shares and have proof of ownership of our common stock as of the Record Date.

Voting of Shares

The shares represented by all properly executed and unrevoked proxies received in proper form in time for the Annual Meeting will be voted. Each stockholder is entitled to one vote for each share of common stock held on the Record Date. If you properly complete your proxy form and send it to the Company in time to vote, your proxy (one of the individuals named in the proxy form) will vote your shares as you have directed. If you sign the proxy form but do not make specific choices, your proxy will vote your shares as recommended by the Board to elect the director nominees listed in “Election of Directors” and for the ratification of the appointment of Ernst & Young AB as the Company’s independent auditors. If any other matter is presented, your proxy will vote in accordance with his best judgment, to the extent permitted by applicable law and the listing rules of the New York Stock Exchange. As of the date of this proxy statement, the Company is not aware of other matters to be acted on at the Annual Meeting other than those matters described in this proxy statement. Any proxy given may be revoked at any time before it is voted at the Annual Meeting.

Shares held by persons attending the Annual Meeting but not voting, shares represented by proxies that reflect abstentions as to a particular proposal and broker “non-votes” will be counted as present for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner has not received voting instructions from the beneficial owner and does not have discretionary authority to vote the shares. Brokers generally have discretionary authority to vote on Item 1 and Item 2 to be considered at the Annual Meeting as set forth below.

Item 1:	Directors will be elected by a plurality of the votes of the shares present at the meeting in person or by proxy and entitled to vote thereon. Votes withheld as to one or more nominees will not be counted as votes cast for such individuals.

Item 2:	The ratification of the selection of Ernst & Young AB requires the affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on the matter. Abstentions will have the same effect as votes against the ratification. Although brokers have discretionary authority to vote on the ratification, if a broker submits a non-vote, it will not be counted for purposes of the ratification.

Any other proposal brought before the Annual Meeting will be decided by a majority of votes represented at the meeting and entitled to vote on the matter. Consequently, abstentions will have the same effect as votes against the matter, and broker non-votes will not be counted for purposes of determining whether a proposal has been approved.

Principal Executive Offices

The principal executive offices of the Company are located at World Trade Center, Klarabergsviadukten 70, SE-111 64 Stockholm, Sweden. The Company’s telephone number is +46 (8) 587 20 600.

Solicitation of Proxies

The Company will bear the cost of the solicitation of proxies. In addition to solicitation over the Internet and by mail, the Company will request banks, brokers and other custodian nominees and fiduciaries to supply proxy materials to the beneficial owners of the Company’s common stock of whom they have knowledge, and will reimburse them for their expenses in so doing. Certain directors, officers and other employees of the Company, not specially employed for the purpose, may solicit proxies, without additional remuneration, by personal interview, mail, telephone, facsimile or electronic mail.

In addition, the Company has retained Georgeson Inc. to assist in the solicitation for a fee of $12,000 plus expenses and WM-data AB for a fee of $30,469 plus expenses.

ITEM 1

ELECTION OF DIRECTORS

The Company’s By-Laws provide that the size of the Board shall be fixed from time to time exclusively by the Board. The Board presently consists of twelve members, divided into three classes of the same or nearly the same number serving staggered three-year terms. Directors in each class are elected on a rotating basis at the annual meeting of stockholders at which the term for such class expires.

Listed below as nominees for election or reelection at the 2008 Annual Meeting are Jan Carlson, Sune Carlsson, William E. Johnston Jr. and S. Jay Stewart whose present terms will expire at that time. If elected or reelected at the Annual Meeting, each would serve until the 2011 annual meeting of stockholders and until his successor is elected and qualified, or until his earlier retirement, resignation, disqualification, removal or death.

If any nominee should become unavailable for election prior to the Annual Meeting, an event that currently is not anticipated by the Board, the proxies will be voted in favor of the election of a substitute nominee or nominees proposed by the Board or the number of directors may be reduced accordingly. Each nominee has agreed to serve if reelected, and the Board has no reason to believe that any nominee will be unable to serve.

Nominees for Directors at the 2008 Annual Meeting

Jan Carlson, age 47, was appointed a director of Autoliv on May 2, 2007 after becoming President and Chief Executive Officer of Autoliv Inc. on April 1, 2007. Mr. Carlson joined Autoliv in 1999 as President of Autoliv Electronics and held that position until April 2005, when he became Vice President for Engineering of Autoliv Inc. and a member of the Company’s management committee. During his six years as President of Autoliv Electronics, the unit tripled its sales and substantially improved its profitability, partly through a major acquisition. Prior to joining Autoliv, Mr. Carlson was President of Saab Combitech, a division within the Saab aircraft group specializing in commercializing military technologies. Mr. Carlson has a Master of Science degree in Physical Engineering from the University of Linköping, Sweden.

Sune Carlsson, age 66, has been a director of Autoliv since June 2003. Mr. Carlsson previously served as the President, Chief Executive Officer and director of AB SKF, a listed Swedish-based supplier of products, customer solutions and services in the rolling bearing, seals and related businesses. Prior to that, Mr. Carlsson held several executive positions in Asea and ABB in Switzerland. Mr. Carlsson is Chairman of the Board of Atlas Copco AB, a Swedish-based industrial company. Mr. Carlsson also serves on the board of Investor AB, Sweden’s largest industrial holding company. Atlas Copco AB and Investor AB are listed on the Stockholm Stock Exchange. Mr. Carlsson holds a Master of Engineering Degree from the Chalmers University of Technology in Gothenburg, Sweden.

William E. Johnston Jr., age 67, has been a director of Autoliv since December 2005. Until August 2004, Mr. Johnston served as a director and Chairman of the Supervisory Board of Salins Europe S.A., a privately-held producer and distributor of salt products in Europe. Mr. Johnston was President, Chief Operating Officer and a director of Morton International, Inc., a manufacturer of specialty chemicals and salt, from October 1995 until June 2000 when he retired. From June 1999 until June 2000, he was also Senior Vice President of Rohm & Haas Co., a Philadelphia-based specialty chemical company, which acquired Morton International, Inc. in 1999. Mr. Johnston had previously served at Morton in several executive positions, including Executive Vice President of Administration from 1993 until 1995, and President, Salt Group from 1984 until 1993. Since 1997, Mr. Johnston has served on the Board of Directors of Unitrin, Inc., a NYSE-listed insurance company. Mr. Johnston holds an M.B.A. from the University of Chicago.

S. Jay Stewart, age 69, has been a director of Autoliv since May 1997 and served as the Chairman of the Board from April 2001 until May 2007. Mr. S. Jay Stewart serves as Lead Director at meetings of the independent directors of the Board. He was Chairman and Chief Executive Officer of Morton International, Inc. from 1994 through 1999 and was a director of Morton between 1989 and 1999. Mr. Stewart was President and Chief Operating Officer of Morton International, Inc. from 1989 through March 1994. He is a director of HSBC North America Holdings, Inc. and KapStone Paper and Packaging Corp. Mr. Stewart holds a Bachelor of Science degree in Chemical Engineering from the University of Cincinnati and an M.B.A. from West Virginia University.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE FOUR NAMED NOMINEES FOR DIRECTORS.

Directors Continuing in Office With Terms Expiring at the 2009 Annual Meeting

George A. Lorch, age 66, has been a director of Autoliv since June 2003. Mr. Lorch has been Chairman Emeritus of Armstrong Holdings, Inc., a global company that manufactures flooring and ceiling materials, since 2000. From May 2000 to August 2000, he was Chairman and Chief Executive Officer of Armstrong Holdings, Inc. He was Chairman of Armstrong World Industries, Inc. from 1994 to 2000, its President and Chief Executive from 1993 to 2000 and a director from 1988 to 2000. Mr. Lorch serves on the Boards of Directors of Pfizer, Inc., Williams Companies, Inc., HSBC North America Holding Company and HSBC Finance Co., the non-public, wholly owned subsidiaries of HSBC LLP. Mr. Lorch holds a Bachelor of Science degree in business administration from the Virginia Polytechnic Institute.

James M. Ringler, age 62, has been a director of Autoliv since January 2002. He was, prior to his retirement, Vice Chairman of Illinois Tool Works Inc. between 1999 and 2004. Prior to joining Illinois Tool Works, Mr. Ringler was Chairman, President and Chief Executive Officer of Premark International, Inc., which merged with Illinois Tool Works in 1999. Mr. Ringler joined Premark in 1990 and served as Executive Vice President and Chief Operating Officer prior to becoming the Chief Executive Officer in 1996. He serves on the boards of Dow Chemical Company, FMC Technologies, Inc., Corn Products International and he is the Chairman of the Board of Teradata Corporation. He also serves on the Board of

Directors of the Manufacturers Alliance for Productivity and Innovation. Mr. Ringler holds a Bachelor of Science degree in business administration and an M.B.A. degree in finance from the State University of New York.

Kazuhiko Sakamoto, age 62, was appointed a director of Autoliv in August 2007. Mr. Kazuhiko Sakamoto is Senior Executive Vice President and Member of the Board of Directors of Marubeni Corporation, one of Japan’s leading general trading houses, operating import, export, offshore trading and investment activities in various business fields. He is also Executive Corporate Officer of Marubeni’s Regional Coordination & Administration Department and Research Institute, as well as Advisor to Marubeni’s President for Iron & Steel Strategies and Coordination Department. During his nearly 40-year career with Marubeni, Mr. Sakamoto has held several other key positions such as President and Chief Executive Officer of Marubeni America Cooperation. He graduated from the Keio University in 1968 and attended the Harvard University Research Institute for International Affairs in 1991-92.

Per Welin, age 71, has been a director of Autoliv since May 1997 and, prior to that, of Autoliv AB since 1995. Mr. Welin served as Executive Vice President and director of the investment company L-E Lundberg-foretagen AB from 1991 to 1998 when he became Chairman of the Board of Directors of L-E Lundberg-foretagen AB. Mr. Welin holds a Master of Science degree in Engineering Physics from the Chalmers Institute of Technology in Gothenburg, from which he also holds a licentiate of engineering degree in applied thermo- and fluid dynamics. He also holds an M.B.A. from the Gothenburg School of Economics.

Directors Continuing in Office With Terms Expiring at the 2010 Annual Meeting

Robert W. Alspaugh, age 60, has been a director of Autoliv since June 2006. Prior to becoming a director of Autoliv, Mr. Alspaugh had a 36-year career with KPMG, including serving as the senior partner for a diverse array of companies across a broad range of industries. He has worked with global companies both in Europe and Japan, as well as those headquartered in the United States. Between 2002 and 2005, when he served as Chief Executive Officer of KPMG International, he was responsible for implementing the strategy of this global organization, which includes member firms in nearly 150 countries with more than 100,000 employees. Prior to this position, he served as Deputy Chairman and Chief Operating Officer of KPMG’s U.S. practice. He graduated summa cum laude from Baylor University, Texas in 1970.

Walter Kunerth, age 67, has been a director of Autoliv since August 1998. Professor Kunerth is also a member of the Supervisory Board of Gildemeister AG and Chairman of the Supervisory Boards of Götz AG and Paragon AG. For more than 20 years, Professor Kunerth held various senior executive positions at Siemens AG in Germany, including as a member of Siemens’ Corporate Executive Board (1993-97), President of Siemens’ Automotive Systems Group (1988-93) and head of Siemens’ Automotive Electronics Division. He holds a doctorate degree in Engineering from the University of Stuttgart and has been named Honorary Professor by the university.

Lars Nyberg, age 56, has been a director of Autoliv since October 2004. Mr. Nyberg served as the Chairman and Chief Executive Officer of NCR Corporation from 1995 to 2003, and as non-executive Chairman of NCR Corporation between 2003 and 2005. He is Chairman of DataCard Corporation, a company dealing in secure ID and card personalization. Mr. Nyberg was appointed President and Chief Executive Officer of TeliaSonera, the leading Nordic and Baltic telecommunications company, in July 2007. Mr. Nyberg is a graduate in Business Administration from the University of Stockholm.

Lars Westerberg, age 59, was appointed Chairman of Autoliv, Inc. in April 2007 when he retired as President and Chief Executive Officer. Mr. Westerberg has been a director of Autoliv since February 1999 and was President and Chief Executive Officer of Autoliv, Inc. between February 1999 and April 2007. Prior to assuming his positions with Autoliv, he had since 1994 been the President and Chief Executive Officer of Granges AB, a Swedish-based aluminum and plastics company listed on the Stockholm Stock Exchange. From 1991 to 1994, he held the same positions at the publicly-traded welding company Esab AB. He started his employment at Esab in 1984 and held several executive positions, including President of Esab’s North American subsidiary. He is the Chairman of the Board of Directors of Husqvarna AB, a listed Swedish outdoor product manufacturer. Mr. Westerberg is a director of SSAB, a listed Swedish steel company; AB Volvo, a listed Swedish transportation manufacturer; and Plastal AB, a Swedish supplier of automotive plastic components. Mr. Westerberg holds a Master of Science degree in Electrical Engineering from the Royal Institute of Technology (KTH) and is a graduate in Business Administration from the University of Stockholm.

CORPORATE GOVERNANCE

Board Independence

The Board currently consists of twelve members, ten of whom are independent directors under the applicable rules of the New York Stock Exchange, the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated by the Securities and Exchange Commission (the “SEC”). The Board has determined that Messrs. Alspaugh, S. Carlsson, Johnston, Kunerth, Lorch, Nyberg, Ringler, Sakamoto, Stewart and Welin qualify as independent directors under the above standards. In making its independence determinations, the Board reviewed information regarding transactions and relationships provided by the director, Company records and publicly available information. None of the independent directors have a relationship with the Company other than as a director and/or a stockholder.

Board Meetings

The Board met five times during the year ended December 31, 2007. All incumbent directors participated in more than 75 percent of the total number of meetings of the Board and committees on which they served.

Following each of the meetings of the full Board, the non-management directors met without management directors (i.e., without Mr. J. Carlson) participating, for a total of five times in 2007. Mr. Westerberg chairs the executive sessions of the non-management directors. In addition, and as needed, the independent directors meet in executive sessions without the non-independent directors (i.e., without Mr. Westerberg and Mr. J. Carlson) participating. As the Lead Director, Mr. Stewart chairs the executive sessions of the independent directors.

Corporate Governance Guidelines and Codes of Conduct and Ethics

The Board has adopted Corporate Governance Guidelines to assist the Board in the exercise of its responsibilities.

The Board has further adopted a Code of Conduct and Ethics for Directors to assist the individual directors in fulfilling their duties as members of the Board. Since 1998, the Company has also had a Code of Conduct and Ethics that applies to all employees of the Company and the Company has had a Code of Conduct and Ethics for Senior Officers (the Code of Conduct and Ethics for Directors, Code of Conduct and Ethics for Senior Officers and Code of Conduct and Ethics that applies to all Company employees are collectively referred to as the “Codes”).

The Company has adopted a written policy regarding related person transactions (the “Related Persons Policy”), which is incorporated in the Codes of Conduct and Ethics for Directors and for Senior Officers.

The Corporate Governance Guidelines, the Codes and the Related Persons Policy are posted on the Company’s website at www.autoliv.com – Who We Are – Governance and can also be obtained in print by request from the Company using the contact details below.

Policy on Attending the Annual Meeting

Under the Corporate Governance Guidelines, the Company’s policy is for directors to attend the Annual Meeting of Stockholders. All but one of the incumbent directors then in office participated in the 2007 Annual Meeting of Stockholders.

Related Person Transactions

The Company recognizes that related person transactions (as defined below) can present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than the best interest of the Company and its stockholders. Accordingly, as a general matter, the Company prefers to avoid related person transactions. The Company recognizes, however, that certain situations may arise whereby related person transactions may not be deemed inconsistent with the best interest of the Company or its stockholders.

The Company’s policy is that all related person transactions must be reviewed and approved or ratified by the Audit Committee. For the purposes of the Related Persons Policy, a Related Person Transaction is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant and in which any Related Person (as defined in the Related Persons Policy) had, has or will have a direct or indirect interest. During 2007, no transactions took place that the Company deemed to require disclosure under Section 404(a) of Regulation S-K.

Communicating with the Board

Any stockholder or other interested party who desires to communicate with the Board, the independent directors, or the non-management directors regarding the Company can do so by writing to such person(s) at the following address:

Board/Independent Directors/Non-Management Directors

c/o Vice President Legal Affairs

Autoliv, Inc.

Box 70381

SE-107 24 Stockholm, Sweden

Phone: +46 8 587 20608

Fax: +46 8 587 20633

E-mail: legalaffairs@autoliv.com

Communications with the Board, the independent directors or the non-management directors may be sent anonymously and are not screened. Such communications will be distributed to the specific director(s) requested by the stockholder or interested party, to the Board or to sessions of independent directors or non-management directors as a group, after it has been determined that the content represents a message to the intended recipient(s).

Committees of the Board

There are three standing committees of the Board: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The Board has determined that all Audit, Compensation and Nominating and Corporate Governance committee members qualify as independent directors under the applicable rules of the New York Stock Exchange, the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated by the SEC.

The Audit Committee appoints, in its sole discretion and subject to stockholder ratification, the Company’s independent auditors and is responsible for the compensation, retention and oversight of the work of the independent auditors and for any special assignments given to such auditors. The Audit Committee also reviews the annual audit and its scope, including the independent auditors’ letter of comments and management’s responses thereto; approves any non-audit services provided to the Company by its independent auditors; reviews possible violations of the Company’s business ethics and conflicts of interest policies; reviews any major accounting changes made or contemplated; and reviews the effectiveness and efficiency of the Company’s internal audit staff. In addition, the Audit Committee confirms that no restrictions have been imposed by Company personnel on the scope of the independent auditors’ examinations. The Audit Committee is also responsible for the review and approval of Related Person Transactions. Members of this committee are Messrs. Welin (Chairman), Alspaugh, S. Carlsson and Nyberg. The Audit Committee met six times in 2007.

The Compensation Committee advises the Board with respect to the compensation to be paid to the directors and executive officers of the Company and is responsible for both advising the Board with respect to the terms of contracts to be entered into with the senior executives of the Company and approving such contracts. The committee also administers the Company’s cash and stock incentive plan and reviews and discusses with management the Company’s Compensation Discussion and Analysis (“CD&A”) included herein. Members of this committee are Messrs. Ringler (Chairman), Johnston, Lorch and Nyberg. The Compensation Committee met three times in 2007.

The Nominating and Corporate Governance Committee identifies and recommends individuals qualified to serve as members of the Board and assists the Board in reviewing the composition of the Board and its committees, monitoring a process to assess Board effectiveness and developing and implementing the Company’s Corporate Governance Guidelines. The Nominating and Corporate Governance Committee will consider stockholder nominees for election to the Board if timely advance written notice of such nominees is received by the Secretary of the Company at its principal executive offices in accordance with the Company’s By-Laws, a copy of which may be obtained by written request to the Company’s Secretary or on the Company’s website at www.autoliv.com — Investors — Governance — Articles of Association. Until December 2007, the members of this committee were Messrs. Stewart (Chairman), Johnston and Kunerth. The Nominating and Corporate Governance Committee met three times in 2007. In December 2007, after the final meeting for 2007 and as further described on page 13, Mr. Sakamoto became a member of the committee.

Audit Committee Report

The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls.

The Audit Committee acts pursuant to a written charter first adopted and approved by the Board in 2000 and subsequently amended most recently in February 2008. The committee’s current charter is posted on the Company’s website, www.autoliv.com –Who We Are – Governance, and can also be obtained free of charge in print by request from the Company using the contact information below. Each member of the Audit Committee is “independent” as defined in, and is qualified to serve on the committee pursuant to, the rules of the New York Stock Exchange, the Sarbanes-Oxley Act of 2002 and the rules and regulations as promulgated by the SEC. Each member is financially literate and possesses accounting or related financial management expertise, and Messrs. Alspaugh, Nyberg and Welin have been determined by the Board to qualify as “audit committee financial experts” as defined by the SEC.

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements contained in the 2007 Annual Report on Form 10-K with the Company’s management and independent auditors. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended. In addition, the Company’s independent auditors provided to the Audit Committee the written disclosures required by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Audit Committee reviews and oversees the independence of the independent auditors. The Audit Committee concluded that the independent auditors’ provision of non-audit services to the Company is compatible with the independent auditors’ independence. In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for filing with the SEC.

The Audit Committee can be contacted regarding accounting, internal accounting controls, or auditing matters as follows:

The Audit Committee

c/o Vice President Legal Affairs

Autoliv, Inc. Box 70381

SE-107 24 Stockholm, Sweden

Phone: +46 8 587 20 608

Fax: +46 8 587 20 633

E-mail: legalaffairs@autoliv.com

Communications with the committee are not screened and can be made anonymously. The Chairman of the committee will receive all such communications after it has been determined that the contents represent a message to the committee.

Per Welin, Chairman

Robert W. Alspaugh

Sune Carlsson

Lars Nyberg

Nominating and Corporate Governance Committee Report

The Nominating and Corporate Governance Committee of the Board is responsible for identifying and recommending to the Board individuals qualified to serve as directors of the Company and on committees of the Board. The Nominating and Corporate Governance Committee further advises the Board on composition and procedures of committees, and is responsible for the development of the Company’s Corporate Governance Guidelines and the oversight of the evaluation of the Board, its committees, and members of the Company’s management.

The Nominating and Corporate Governance Committee acts pursuant to a written charter first adopted and approved by the Board in 2002 and subsequently amended in December 2003. A copy of the Charter is available on the Company’s website at www.autoliv.com –Who We Are – Governance and can also be obtained free of charge in print by request from the Company using the contact information below. Each of the members of the committee is “independent” as defined in, and is qualified to serve on the committee pursuant to, the applicable rules of the New York Stock Exchange, the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated by the SEC.

Prior to the appointment of Mr. J. Carlson as President and Chief Executive Officer of the Company in April 2007, the Nominating and Corporate Governance Committee had evaluated Mr. Carlson also as a potential member of the Board. Having found that Mr. Carlson had the necessary skills, experience and qualifications to fulfill the duties of a member of the Board, the Committee proposed that he be appointed a member of the Board with an initial term ending at the 2008 Annual Meeting. As the Company’s President and Chief Executive Officer, Mr. J. Carlson does not qualify as “independent” as defined in the applicable rules of the New York Stock Exchange, the Sarbanes-Oxley Act of 2002 and rules and regulations promulgated by the SEC.

In August 2007, Mr. Tetsuo Sekiya announced his resignation from the Board. Mr. Kazuhiko Sakamoto was proposed to the Nominating and Corporate Governance Committee by a non-management director of the Company as a suitable candidate to replace Mr. Sekiya as a director. Having found that Mr. Sakamoto had the necessary skills, experience and qualifications to fulfill the duties of a member of the Board, the Committee proposed that he be appointed a member of the Board with an initial term ending at the 2009 Annual Meeting. The Board has determined that Mr. Sakamoto is “independent” as defined in, and is qualified to serve on the committee pursuant to, the applicable rules of the New York Stock

Exchange, the Sarbanes-Oxley Act of 2002 and rules and regulations promulgated by the SEC. In December 2007, after the last meeting for the fiscal year, Mr. Sakamoto was appointed to the Nominating and Corporate Governance Committee, but he did thus not participate in any of the committee’s meetings in 2007.

The Committee has also reviewed and recommended that Messrs. S. Carlsson, Johnston and Stewart be nominated for reelection by the stockholders at the Annual Meeting. Each director nominated for reelection is “independent” as defined in the applicable rules of the New York Stock Exchange, the Sarbanes-Oxley Act of 2002 and rules and regulations promulgated by the SEC.

The Nominating and Corporate Governance Committee will consider a director candidate nominated by a stockholder provided that such nomination is submitted to the committee within the period set forth in Article II, Section 6 of the By-Laws of the Company. In considering candidates submitted by stockholders, the Nominating and Corporate Governance Committee will take into consideration the needs of the Board and the qualifications of the candidate. Qualifications of director candidates that are considered by the Nominating and Corporate Governance Committee include an attained position of leadership in the candidates’ area of expertise, business and financial experience relevant to the Company, possession of demonstrated sound business judgment, expertise relevant to the Company’s lines of business, independence from management, the ability to serve on standing committees and the ability to serve the interests of all stockholders.

The Nominating and Corporate Governance Committee identifies potential director nominees by asking current directors and executive officers to notify the committee if they become aware of persons meeting the criteria described above, who have had a change in circumstances that might make them available to serve on the Board - for example, retirement as a Chief Executive Officer or Chief Financial Officer of a public company or exiting government or military service. The Nominating and Corporate Governance Committee also, from time to time, engages firms that specialize in identifying director candidates. As described above, the Nominating and Corporate Governance Committee will also consider candidates recommended by stockholders. Once a person has been identified by the Nominating and Corporate Governance Committee as a potential candidate, the committee collects and reviews publicly-available information regarding the person to determine whether further consideration should be given to the person’s candidacy. If the Nominating and Corporate Governance Committee determines the candidate warrants further consideration, the Chairman or another member of the committee will contact such person. Generally, if the person expresses a willingness to be considered and serve on the Board, the Nominating and Corporate Governance Committee requests information from the candidate, reviews the person’s accomplishments and qualifications, including in light of the qualifications of any other candidates the committee might be considering, and conducts one or more interviews with the candidate. In certain instances, committee members may contact one or more referees provided by the candidate or may contact other members of the business community or other persons that may have first-hand knowledge of the candidate’s accomplishments. The Nominating and Corporate Governance Committee’s evaluation process does not vary based on whether a candidate is recommended by a stockholder.

The Nominating and Corporate Governance Committee can be contacted as follows:

The Nominating and Corporate Governance Committee

c/o Vice President Legal Affairs

Autoliv, Inc. Box 70381

SE-107 24 Stockholm, Sweden

Phone: +46 8 587 20 608

Fax: +46 8 587 20 633

E-mail: legalaffairs@autoliv.com

Communications with the committee are not screened and can be made anonymously. The Chairman of the committee receives all such communication after it has been determined that the content represents a message to the committee.

S. Jay Stewart, Chairman

William E. Johnston Jr.

Walter Kunerth

Kazuhiko Sakamoto

Compensation Committee Duties, Procedures and Policies

The Compensation Committee acts pursuant to a written charter first adopted and approved by the Board in 2002 and subsequently amended in December 2006. The Charter is posted on the Company’s website at www.autoliv.com –Who We Are – Governance, and can also be obtained free of charge in print by request from the Company using the contact information below. Each member of the Compensation Committee has been determined by the Board to be “independent” as defined in, and is qualified to serve on the committee pursuant to, the rules of the New York Stock Exchange, the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated by the SEC.

The Compensation Committee is responsible for an annual review of the Company’s executive compensation plans in light of the Company’s goals and objectives of such plans; to evaluate annually the performance of the Chief Executive Officer in light of the goals and objectives of the Company’s executive compensation plans and together with the other independent directors, determine and approve the Chief Executive Officer’s compensation level based on this evaluation; to evaluate annually the performance of the other executive officers of the Company in light of the goals and objectives of the Company’s executive compensation plans, and set the compensation of such other executive officers based on this evaluation; to evaluate annually the appropriate level of compensation for Board and committee service by non-employee directors; to review and approve any severance or termination arrangements to be made with any executive officer of the Company; to review perquisites or other personal benefits to the Company’s executive officers and directors and recommend any changes to the Board; to review and discuss with management the Company’s CD&A, and based on that review and discussion, to recommend to the Board that the CD&A be included in the Company’s annual proxy statement or annual report on Form 10-K; to prepare the Compensation Committee Report for inclusion in the annual proxy statement or annual report on Form 10-K; and to review the description of the Compensation Committee’s process and procedures for the consideration and determination of executive officer and director compensation to be included in the Company’s annual proxy statement.

The Compensation Committee may form subcommittees for any purpose it deems appropriate and may delegate to any subcommittee such power and authority as it deems appropriate provided that no subcommittee shall consist of fewer than two members and that the Compensation Committee shall not delegate any power or authority required by any law, regulation or listing standard to be exercised by the Compensation Committee as a whole. Under the Autoliv, Inc. 1997 Stock Incentive Plan, as amended, the Compensation Committee may, to the extent that any such action will not prevent the Autoliv, Inc. 1997 Stock Incentive Plan from complying with rules and regulations, delegate any of its authority thereunder to such persons as it deems appropriate.

The Vice President for Human Resources of the Company generally acts as Secretary of the Compensation Committee.

The Compensation Committee can be contacted as follows:

The Compensation Committee

c/o Vice President Legal Affairs

Autoliv, Inc., Box 70381

SE-107 24 Stockholm, Sweden

Phone: +46 8 587 20 608

Fax: +46 8 587 20 633

E-mail: legalaffairs@autoliv.com

Communications with the committee are not screened and can be made anonymously. The Chairman of the committee receives all such communications after it has been determined that the content represents a message to the committee.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised exclusively of directors who have never been employed by the Company and who are “independent” as defined in the applicable rules of the New York Stock Exchange, the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated by the SEC. No executive officer of the Company served as a member of the Compensation Committee of another entity, one of whose executive officers served on the Company’s Compensation Committee. No executive officer of the Company served as a director of another entity, one of whose executive officers either served on the Compensation Committee of such entity or served as a director of the Company.

Compensation Committee Report1

The Compensation Committee has reviewed and discussed with management the Company’s Compensation Discussion and Analysis, and based on such review and discussions, has recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s 2008 Annual Meeting Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K.

James M. Ringler, Chairman

William E. Johnston Jr.

George A. Lorch

Lars Nyberg

Forward-Looking Statements

Some of the information included in this Proxy Statement contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. This includes statements about capital resources, performance and results of operations and are based on our reasonable current expectations. In addition, all statements regarding anticipated growth or improvement in operating results, anticipated market conditions, and economic recovery are forward looking. Forward-looking statements may be identified by the use of words, such as “believe”, “expect”, “anticipate”, “intend”, “depend”, “should”, “plan”, “estimated”, “could”, “may”, “subject to”, “continues”, “growing”, “prospective”, “forecast”, “projected”, “purport”, “might”, “if”, “contemplate”, “potential”, “pending”, “target”, “goals”, “scheduled”, “will likely be”, and similar words and phrases. Discussions of strategies, plans or intentions often contain forward-looking statements. Factors, among others, that could cause our actual results and future actions to differ materially from those described in forward-looking statements include, but are not limited to, the factors described in our SEC filings, including the “Business” and “Risk Factors” Section in our Annual Report on Form 10-K for the year ended December 31, 2007.

Any such forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those contemplated by such forward-looking statements. The Company disclaims any duty to update any forward-looking statement, all of which are expressly qualified by the foregoing, other than as required by law.

[1]

The material in this report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, whether made on, before, or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing.

EXECUTIVE OFFICERS OF THE COMPANY

Set forth below is information regarding the current executive officers of the Company who are not also directors:

Steven Fredin, age 46, Vice President Engineering, appointed September 1, 2006. Mr. Fredin has worked for Autoliv since 1988 and has been a key technical leader in virtually all of Autoliv’s product areas. Prior to assuming his current position, he was Director Global System Development of the Company and Vice President of Seatbelt Development for Autoliv North America. Mr. Fredin holds a Bachelor of Science degree in Mechanical Engineering from the Michigan Technological University.

Halvar Jonzon, age 57, Vice President Purchasing, appointed January 1, 2002. Prior to joining Autoliv, Mr. Jonzon held various positions since 1974 in Electrolux, the Swedish white goods company, including General Manager of Electrolux International (1983-86), Senior Vice President, Purchasing for the White Goods Division (1986-91), Senior Vice President and General Manager for Nordic Markets (1991-96) and for the European Logistics Division (1996-99), as well as Senior Vice President and Chief of Staff of Electrolux Home Products Europe S.A. in Brussels (1999-02). He holds an MBA from Stockholm School of Economics and an Executive Education Diploma from Columbia Business School in New York City.

Magnus Lindquist, age 44, Vice President and Chief Financial Officer, appointed March 8, 2001. Before joining Autoliv on July 1, 2001, Mr. Lindquist was Executive Vice President of Perstorp AB, a Swedish-based chemistry and materials technology corporation, with responsibility from 1996 for Finance, Business Development and Strategy, and from 1999 also for Treasury and IT. He has also held various positions in the finance departments of the public Swedish companies Stora (pulp and paper), Skanska (construction), Swedish Match (consumer goods) and the SEB Bank. On December 19, 2007, Mr. Lindquist gave notice of resignation as Vice President, Chief Financial Officer of Autoliv, Inc. The Company and Mr. Lindquist are currently in discussion regarding the effective date of Mr. Lindquist’s resignation to ensure an orderly transition to Mr. Lindquist’s successor who is yet to be named.

Benoit Marsaud, age 55, Vice President and Chief Operating Officer appointed September 1, 2006. Mr. Marsaud has served as Vice President Manufacturing since 1998, President of Autoliv France since 1997 and Vice President Manufacturing of Autoliv AB since 1992. He holds a Master of Science degree from Ecole Nationale Superieure Des Arts et Metiers in Paris.

Svante Mogefors, age 53, Vice President Quality, appointed April 1, 2005, after having been Director Corporate Quality of Autoliv AB since 2003. Mr. Mogefors initially joined Autoliv in 1985 and has experience in several functions and positions within Autoliv, including the areas of product development, process implementations and quality control. Between 1990 and 1996, Mr. Mogefors was for a period President of Lesjöfors Herrljunga AB and for another period President of Moelven E-Modul AB. Mr. Mogefors holds a Master of Science degree from the Chalmers Institute of Technology in Gothenburg.

Mats Ödman, age 57, Vice President Corporate Communications, appointed May 1, 1997, after having been Director of Investor Relations of Autoliv AB since 1994. Before that Mr. Ödman had the same position in Fermenta AB and Gambro AB. Prior to that Mr. Ödman was Investor Relations Manager in New York for Pharmacia AB.

Jan Olsson, age 53, Vice President Research, appointed April 1, 2005. Mr. Olsson was Vice President Engineering from 1997 to 2005, President of Autoliv Sverige AB from 1994 to 1997 and Manager of Engineering of Autoliv Sverige from 1989 until August 1994. Mr. Olsson holds a Master of Science degree from the Chalmers Institute of Technology in Gothenburg.

Hans-Göran Patring, age 58, Vice President Human Resources, appointed on April 26, 2001. Prior to assuming his current position on January 1, 2002, he was Deputy Vice President, Human Resources from September 3, 2001, and from 1999 Group Vice President of Human Resources of the Global Automation Division at ABB in Zurich, Switzerland. Previously, he was Vice President of Human Resources for ABB’s Global Robotics Business based in the United Kingdom for three years.

Lars Sjöbring, age 40, Vice President Legal Affairs, General Counsel and Secretary, appointed September 3, 2007. Prior to joining Autoliv Mr. Sjöbring held various positions with Telia AB; Skadden Arps, Slate, Meagher and Flom LLP; and Nokia Corp, most recently as Director Legal (M&A). Mr. Sjöbring holds Master of Law degrees from the University of Lund, Sweden; Amsterdam School of International Relations (ASIR), the Netherlands; and Fordham University School of Law, New York, U.S.A. Mr. Sjöbring is admitted to practice in the State of New York.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of January 31, 2008 by: (i) each director and nominee; (ii) our named executive officers (as defined on page 21 below); (iii) all of our directors and nominees, Named Executive Officers and executive officers as a group; and (iv) each person known by us to beneficially own more than 5% of our common stock.

	Common Stock Beneficially Owned(1)(2)
Name of Beneficial Owner	Number of Shares		Percent of Total
5% Stockholders
AXA Assurances I.A.R.D. Mutuelle
AXA Assurances Vie Mutuelle
AXA Courtage Assurance Mutuelle
26, rue Drouot
75009 Paris, France
AXA
25, avenue Matignon
75008 Paris, France
AXA Financial, Inc.
1290 Avenue of the Americas
New York, NY 10104	9,005,829	(3)	12.2%
LSV Asset Management
1 N. Wacker Drive, Suite 4000
Chicago, IL 60606	4,184,753	(4)	5.7%
Directors and Named Executive Officers
Robert W. Alspaugh	500		*
Jan Carlson	23,250		*
Sune Carlsson	303		*
William E. Johnston Jr.	1,000		*
Halvar Jonzon	45,710		*
Walter Kunerth	0		*
George A. Lorch	303		*
Magnus Lindquist	7,500		*
Benoît Marsaud	53,546		*
Lars Nyberg	0		*
Hans-Göran Patring	23,500		*
James M. Ringler	964		*
Kazuhiko Sakamoto	0		*
S. Jay Stewart(5)	78,459		*
Per Welin(6)	8,849		*
Lars Westerberg	306,500		*
All directors and executive officers as a group (16 individuals)(7)	665,270		*

*	Less than 1%.

(1)	Based on 73,802,784 shares of the Company’s common stock outstanding as of January 31, 2008. The figures in the table and notes thereto represent beneficial ownership and sole voting and investment power except where indicated.

(2)	Includes shares which the following individuals have the right to acquire upon exercise of options exercisable within 60 days as follows: Jan Carlson 20,750 shares, Magnus Lindquist 5,500 shares, Benoît Marsaud 42,000 shares, Halvar Jonzon 41,710 shares, Hans-Göran Patring 23,500 shares and Lars Westerberg 226,500 shares.

(3)	The amounts shown and the following information was provided by AXA Financial, Inc. and certain of its affiliates (collectively, “AXA”) pursuant to a Schedule 13G (Amendment No. 2) filed with the SEC on February 14, 2008, indicating beneficial ownership as of December 31, 2007. Of these shares, AXA reported sole power to vote 5,470,856 shares, shared power to vote 1,158,273 shares, sole power to dispose 9,005,817 shares and shared power to dispose 12 shares.

(4)	The amounts shown and the following information was provided by LSV Asset Management pursuant to a Schedule 13G filed with the SEC on February 12, 2008, indicating beneficial ownership as of December 31, 2007. LSV Asset Management reported sole power to vote and dispose all such shares.

(5)	Mr. Stewart indirectly owns these shares, which are held in a trust with Mr. Stewart as the sole trustee.

(6)	Includes 5,018 deferred stock units.

(7)	Includes 459,045 shares issuable upon exercise of options exercisable within 60 days.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the material elements of compensation awarded to, earned by, or paid to each of the Company’s executive officers who served as a named executive officer (as explained below) during the last completed fiscal year. It further discusses the principles underlying our executive compensation policies and decisions and the most important factors relevant to an analysis of these decisions and policies. Finally, it provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our named executive officers and places the data presented in perspective through the tables and narratives that follow.

Below, we will discuss our “named executive officers.” In accordance with the relevant rules and regulations promulgated by the SEC, this refers to our Chief Executive Officer (“CEO”), Chief Financial Officer, our three other executive officers who had the highest total compensation during 2007, and our former CEO:

—	Jan Carlson, our President and CEO

—	Magnus Lindquist, our Chief Financial Officer

—	Benoît Marsaud, our Chief Operating Officer, President Autoliv Europe

—	Halvar Jonzon, our Vice President Purchasing

—	Hans-Göran Patring, our Vice President Human Resources

—	Lars Westerberg, our Chairman and former President and CEO

Our former President and CEO, Mr. Lars Westerberg, retired April 1, 2007. Any references in this section of compensation paid to Mr. Westerberg refer to compensation paid for his services as President and CEO prior to retirement and have been annualized where indicated. Mr. Lindquist gave notice of his resignation as our Chief Financial Officer on December 19, 2007. The Company and Mr. Lindquist are currently in discussions regarding the effective date of Mr. Lindquist’s resignation to ensure an orderly transition to Mr. Lindquist’s successor who is yet to be named.

Compensation Practices Background

We believe a brief discussion of our history as a company and the development of our compensation practices within our expanding company and within Sweden where we have our headquarters will help our investors understand our current pay practices and levels relative to the U.S. market in which we are listed.

The Company’s common stock has been listed on the New York Stock Exchange since the merger of Autoliv AB with Morton Automotive Safety Products in 1997. Our headquarters, however, are located in Sweden, and most of our named executive officers and corporate executives reside in Sweden.

Our tradition in compensation and benefits, similar to most other large multinationals headquartered in Sweden, has been to adopt local remuneration practices in each of our markets. Over time, the Company has developed a compensation philosophy which integrates elements of Swedish and international compensation practices. Swedish executive compensation levels have historically been modest compared to European markets, and even more so compared to the market in the United States. Swedish compensation practices traditionally focus on the base salary levels necessary to recruit and retain executive talent to the company. As a consequence, base salary generally constitutes half of the total compensation of our named executive officers (excluding the executive’s pension), reflecting a compromise between, on the one hand, the Swedish practice of lower total compensation but a relatively higher base salary, and on the other hand, the U.S. practice of higher total compensation but with a relatively higher at-risk component. The Company has also developed a practice of structuring and targeting incentives such that the value of long-term incentives is greater than that of short-term incentives. The Company has, by using variable incentive compensation, sought a balanced distribution of fixed and variable incentive compensation elements over time.

The Compensation Committee recently began to review the Company’s compensation policies and procedures with the goal of implementing a more formal and robust executive compensation process that strikes an appropriate balance between the many factors impacting management compensation in an international corporation. This review is ongoing and will likely result in future changes to our compensation structure and the elements of our compensation. One of the Committee’s initial changes resulting from this review was the development of a peer group against which we benchmark or assess compensation decisions. As discussed in more detail below, we currently use our peer group to benchmark base salary while at-risk compensation generally follows the Company’s longstanding practice discussed in the previous paragraph without being directly benchmarked against the peer group. The Committee also reviews total compensation levels of the peer group against the total compensation levels of the Company and has as yet found no reason to change our longstanding practice with respect to non-equity and equity incentives. The Committee is continuing to review our peer group, both in terms of the member companies and in how the Committee uses the peer group to make compensation decisions, and may make additional refinements in each of these areas in the future.

Compensation Philosophy and Overview

The overall purpose of our executive compensation programs is to attract, motivate and retain the management talent the Company believes is necessary to achieve our strategic and financial objectives. We believe that these important investments in talent should effectively balance the associated compensation expense against our financial resources and the actual and expected performance of the Company to maximize our return. We also consider the competitive market in which we are headquartered and where our significant operations and markets are located in order to provide a compensation package that optimizes value to the participant and cost to the Company. The Compensation Committee and management believe that it is their responsibility to utilize discretion and make informed judgments as to individual compensation packages or pay levels that may occasionally deviate above or below our target pay strategy based on such factors as:

—	Individual performance and potential relative to peers

—	Long-term succession planning and talent management

—	Business conditions in our industry or the market overall

—	Cases where individuals are asked to step into new roles and responsibilities for specific projects or strategic initiatives

To meet our compensation philosophy, the compensation programs we provide have the following objectives:

OBJECTIVES
Objective A	Offer total compensation and benefits sufficient to attract, motivate and retain the management talent necessary to ensure the Company’s continued success
Objective B	Align the interests of the executives and the stockholders
Objective C	Reward performance in a given year and/or over a sustained period using straightforward programs to communicate our performance expectations
Objective D	Encourage global thinking and cooperation among members of the executive, regional and business unit management teams and throughout the Company

Executive Compensation, Pension Benefits and Change in Control/Severance Programs

With these objectives in mind, our Compensation Committee has built an executive compensation program within a framework that includes three principal compensation components (base salary, annual non-equity incentive, and stock incentive program) as well as pension benefits and additional contractual arrangements to clarify the Company’s and the executive’s obligations under separation events such as a change in control of the Company. The following summarizes each of these programs, including how we target and administer the compensation, benefits and executive programs and agreements. We intend to provide these elements annually to our executives, consistent with the competitive market for talent we operate within. The Compensation Committee bases actual payouts that executives receive on the Company’s and the individual’s respective performance during the applicable time periods the compensation covers. The compensation paid in prior years does not affect the compensation targets the Committee establishes for our named executive officers for future years.

The Company generally sets non-equity compensation (including for all of our named executive officers) in the local currency of the country of service. For all of our named executive officers, except for Mr. Marsaud, who is paid in Euros (“EUR”), this means that the Company sets compensation in Swedish kronor (“SEK”). The exchange rate trend of the U.S. dollar impacts the U.S. dollar amounts of compensation reported in this proxy statement. For ease of reference, we use the following exchange rates for 2007 (1 USD = 0.68 EUR = 6.40 SEK) throughout this proxy statement. For historic numbers, we have converted the compensation paid in prior years by the same exchange rate in order to facilitate comparison.

ANNUAL COMPENSATION
Objective(s) Furthered
Base Salary

Purpose. Provides a minimum level of pay that sustained individual performance warrants. We believe a competitive salary is important to attract and retain an appropriate caliber of talent for the position.

How We Determine Base Salaries. The initial base salary pay levels for our officers are set at the time the officers assume their positions and are most significantly a function of the market assessment of the pay package required to induce the executive to accept a position at the Company and the Company’s needs to fill the position either internally or externally. For 2007, this applied primarily to Mr. Carlson, our President and CEO.

The base salaries of our named executive officers are reviewed every year. The Compensation Committee considers changes in base salary levels after it reviews the median base salary levels of our peer group as well as the level of base salary annual increases in each of the major markets from where the Company may source executive talent. The Committee seeks to meet median target base salary levels of our peer group over time, making annual adjustments above or below the market pay movements resulting from our competitive pay reviews based on the relative gap to our peer group, target positioning and a subjective review of performance developed by our CEO and relayed by our Vice President for Human Resources (please see the section on “Peer Groups and Benchmarking” below). For 2007, this adjustment process applied to all named executive officers except Mr. Carlson.

We believe, consistent with the advice of our compensation consultants, that our base salary levels are competitive with our target median positioning if the salaries are within a range above or below the market median, because a range helps us to avoid extreme swings in pay targets for our executives by recognizing that data from our peer group will vary from year-to-year.

A

ANNUAL COMPENSATION

Objective(s) Furthered

The Compensation Committee reviews, provides feedback and approves final recommendations for any individual pay adjustments for the President and CEO, Chief Financial Officer and Chief Operating Officer. For other group Vice Presidents, including our other named executive officers, the Compensation Committee approves any pay adjustments for the group as a whole.

Explanation of Objective % of Total Compensation. For 2007, base salaries for our named executive officers and other senior executive officers should on average represent roughly half of the total of the three elements of total compensation mentioned above. At higher responsibility levels we intend to have a higher percentage of total compensation in incentive, performance-based pay. We believe these objectives are generally consistent with the practices in Sweden where most of our executives are located. We also believe this is appropriate as we seek to provide a more stable pay package given the longer economic cycles of our industry. However, as pay practices develop in our market and the Compensation Committee continues to review the Company’s compensation structure and policies, we may reconsider the above objectives.

Annual Non-Equity Incentive

Purpose. Compensation program to recognize short-term performance against established annual financial performance goals of the Company (payable in the year following the year in which it was earned).

How We Determine Annual Non-Equity Incentives. For our named executive officers and most other senior executive officers, the Company pays an annual incentive based on the Company’s earnings before interest and taxes (“EBIT”).

—   Threshold: If the EBIT is 70% or less of the previous year’s EBIT, the Company does not pay any annual incentive.

—   Maximum: If the EBIT is 130% or more of the previous year’s EBIT, the payment equals two times the target amount, the maximum payout under the program.

—   Target: Where the relevant EBIT is between 70% and 130% of the previous year’s EBIT, the incentive is

A, B, C & D

ANNUAL COMPENSATION

Objective(s) Furthered

calculated through linear interpolation (“along a straight line”) between said levels.

For more information on these profit targets, please see the table in the section “Executive Compensation Implementation – Annual Non-Equity Incentive” below.

The Company believes that using a single, established profit measure provides clear direction to our executives and promotes our team orientation through shared responsibility for overall results. In addition, the Company believes that a single performance metric enhances the transparency of our annual incentive program, providing easy-to-understand information to our investors. We thus believe this simple, transparent approach supports good corporate governance.

The Compensation Committee may exercise its discretion and adjust the EBIT used in the incentive calculation for the impact of extraordinary events. Any such adjustment could be to the benefit or detriment of the recipients, and we generally expect that the adjusted EBIT will serve as the comparison EBIT for the following year’s annual incentive program. The Committee made one such adjustment in 2007 (please see the section “Executive Compensation Implementation – Annual Non-Equity Incentive” below).

Explanation of Objective % of Total Compensation. Each year, the Committee reaffirms appropriate non-equity incentive award opportunities by position in accordance with the Company’s longstanding practice. We base our annual incentive opportunities on a percentage of each executive’s base salary. We developed these percentages from observed Swedish opportunities when the program was instituted. The resulting target-level bonus opportunities for our named executive officers is in 2007 intended to represent about 20% of their total compensation, which is generally consistent with recent years. The Company believes that this approximate 20% objective has resulted in appropriate levels of annual incentive compensation to our named executive officers. In addition, we believe that this general objective focuses our executives on achieving annual goals, while at the same time

ANNUAL COMPENSATION

Objective(s) Furthered

recognizes that the Company places a more significant commitment on longer-term shareholder return (please see immediately below for a discussion of long-term incentives). This approximate 20% objective may change over time as we continue to review our compensation practices.

The Committee reviews the target total cash (sum of the base salary and target annual incentive) of each of our named executive officers as well as equity award opportunities solely to determine if any changes should be considered to the longstanding program opportunities provided.

LONG-TERM INCENTIVES
Objective(s) Furthered
Stock Incentive Program

Purpose. The Company believes that equity ownership in the Company is important to provide our executive officers with long-term incentives to build value for our stockholders. We award both stock options and restricted stock units (“RSUs”) under our stock incentive program.

—       Options have value only if the stock price increases over time and therefore incent stockholder value creation

¡        This characteristic ensures that our named executive officers have a meaningful portion of their compensation tied to future stock price increases

¡        In periods of flat or negative stock performance, however, options provide only limited retention value

—       The compensation value of an RSU does not depend solely on future stock price increases, although its value will increase when the stock price increases. Although their value may fluctuate over time, the Company believes that RSUs provide a more powerful tool to retain valuable executives because:

¡        RSUs are easy to understand and have a more stable value relative to options, and

A, B & C

LONG-TERM INCENTIVES

Objective(s) Furthered

¡        By vesting after three years, RSUs encourage the executive to stay with the Company or forfeit significant accumulated value, even in periods of flat or negative stock performance.

In 2007, the Committee generally allocated approximately 50% of the economic value of our equity awards to our named executive officers in the form of options and 50% in the form of RSUs. This allocation may change in the future as a result of the Compensation Committee’s ongoing review of our compensation practices.

How We Determine Long-Term Incentives. The Compensation Committee begins its process for determining the grant levels based on a review of competitive market pay levels and trends provided by the independent compensation consultant, a review of historical grant levels, and the recommendations of our CEO for grants to the senior executives (our Vice President for Human Resources provides a separate recommendation for the award to our CEO based on advice from our compensation consultants). The Committee then recommends the number of stock options and RSUs to be granted to the CEO and approves and/or modifies awards to other senior executives (including the other named executive officers) and the total number of shares available for the program as a whole.

Over time, the Committee has intended to grant equity to our named executive officers in levels consistent with the overall long-term incentive targets outlined below. The Committee also considers the resulting targeted total compensation of our named executive officers relative to the benchmark median levels of total compensation of our peer group, subject to any modifications the Committee believes are necessary, based on individual performance, industry conditions and the other criteria discussed in “Compensation Philosophy and Overview” above. Because the long-term incentive awards to our named executive officers are based largely on levels awarded in Sweden, these awards are below the median long-term incentive award levels of our current peer group.

LONG-TERM INCENTIVES

Objective(s) Furthered

Where deemed necessary, the Committee may also grant stock options and/or restricted stock units for retention or compensation purposes outside the normal annual grant process.

How We Value Equity Awards. Valuation of equity awards is complex and difficult. For accounting purposes we follow FAS 123R, but when internally assessing and communicating equity compensation we value RSUs and options by applying a “rule of thumb” where we assume the value of an RSU to be equal to the closing price on the NYSE on the date of grant and the value of an option to be one-third that of an RSU. These “assigned values” are different from the accounting cost the Company recognizes in the Summary Compensation Table on page 48. However, the Company believes that this “rule of thumb” is an efficient and appropriate method for making equity compensation decisions with respect to our named executive officers as it has been generally consistent with the relative values of our RSUs and options over time.

Explanation of Target % of Total Compensation. Long-term incentives for our named executive officers are intended to represent a significant part of their total compensation. For 2007, we sought to allocate approximately one-third of our named executive officers’ total compensation to long-term incentives, although long-term incentives generally comprise a slightly greater percentage of the performance-based compensation for our named executive officers with the highest levels of responsibility. This target may change over time as we continue to review our compensation practices.

RETIREMENT / POST-EMPLOYMENT COMPENSATION
Objective(s) Furthered
Pension Benefits

Autoliv operates two supplemental retirement benefit programs, in addition to the mandatory programs required by local national statutes, and pays pension benefit premiums for our named executive officers that are competitive with customary local practice. The programs’ normal retirement age is 65, and are as follows:

Defined Benefit Program (traditional pension): With the exception of (i) our new President and CEO, Mr. Carlson, and (ii) Mr. Marsaud, our other named executive officers may retire at the age of 60 with pension benefits amounting to 70% of base salary at retirement until the age of 65 and with complementary pension benefits after the age of 65 that are intended to provide pension benefits amounting to approximately 40% of base salary at retirement. The Company pays insurance premiums to insure the pension benefits for the period from the date of retirement until normal retirement age of 65 and thereafter for complementary pension benefits.

Mr. Marsaud’s arrangement is comparable in nature, but accounts for a different regulatory environment in France.

Defined Contribution Program (individual retirement investment from company contributions): In 2007, as part of an on-going transition plan, the Compensation Committee decided that all newly hired or promoted senior executives would participate in a defined contribution plan rather than a defined benefit plan. Currently, our President and CEO is the only named executive officer, but not the only executive officer, who participates in this plan and the Company contributes an amount equal to 35% of his annual base salary to the plan. For other senior executives covered by the plan, the Company contributes an amount equal to 30% of their annual base salaries to the plan.

Based on advice from our benefits consultants, the Company believes these benefits are consistent with the general benefit levels of large Swedish companies. The Company periodically reviews competitive market practices to take advantage of cost-saving opportunities and to ensure our pension benefits are competitive and tax efficient for our executive officers and for the Company.

A

RETIREMENT / POST-EMPLOYMENT COMPENSATION
Objective(s) Furthered
Change in Control / Severance Programs	The Company provides severance and change in control benefits to certain of our named executive officers under their employment and severance agreements. Our senior executive officers, which include our named executive officers, have employment agreements with the Company that provide for a notice of termination of employment by the Company of no more than 24 months and generally of 18 months. Our senior executive officers also have Severance Agreements with the Company which, in case of a termination, provide for lump sum payments following a Change of Control (as defined in such agreements). These protections are provided to our most senior executive officers both as a competitive pay package component and to encourage executives to remain focused on the Company’s business in the event of rumored or actual fundamental corporate changes. Our review of such practices indicates that our termination and change of control benefits are consistent with provisions and benefit levels generally provided in such arrangements to senior executives, and therefore the Company believes them to be reasonable.	B

Executive Compensation Implementation

Base Salaries. The following table presents the salaries paid to our named executive officers in the past three fiscal years.

Base Salaries of Our Named Executive Officers
Named Executive Officer	2007	2006	2005
Jan Carlson President and CEO	701,172	356,771	285,156
Magnus Lindquist Chief Financial Officer	500,000	445,312	403,125
Benoît Marsaud Chief Operating Officer	661,765	612,745	531,250
Halvar Jonzon Vice President Purchasing	353,906	332,031	312,500
Hans-Göran Patring Vice President Human Resources	353,906	331,250	304,688
Lars Westerberg Chairman, former President and CEO	341,797	1,289,063	1,171,875

Annual Non-Equity Incentive. The following table presents the annual incentive opportunities for each named executive officer expressed as a percentage of base salary. Awards to the Company’s named executive officers may range from zero to 100% of their base salaries. We established these targets based on the level of position and responsibility.

Annual Incentive Opportunity for Our Named Executive Officers in 2007
Named Executive Officers	Incentive as a % of Base Salary
	Threshold	Target	Maximum
Jan Carlson President and CEO	0%	50%	100%
Magnus Lindquist Chief Financial Officer	0%	30%	60%
Benoît Marsaud Chief Operating Officer	0%	40%	80%
Halvar Jonzon Vice President Purchasing	0%	30%	60%
Hans-Göran Patring Vice President Human Resources	0%	26%	52%
Lars Westerberg Chairman, former President and CEO	0%	50%	100%

As discussed on page 25 above, the annual incentive is based on the Company’s EBIT performance compared to that of the previous year. However, in 2007, the Company’s EBIT was subject to what the Compensation Committee deemed to be an extraordinary event. Due to the loss of a legal dispute, the Company recognized a cost of approximately $30 million in 2007. Because the dispute had its origins in a contract entered into before the 1997 merger of Autoliv AB and Morton Automotive Safety Products and was already subject to dispute at the time of the merger, the Compensation Committee determined that the Company’s EBIT for 2007, for purposes of calculating the 2007 non-equity incentive, should be adjusted such that the impact of the cost of the legal dispute was disregarded. Had no adjustment been made, the annual incentive would have been calculated using a multiplier of 0.89. As a result of the adjustment, the annual incentive was calculated using a multiplier of 1.08.

This adjustment in 2007 will also impact the 2008 annual incentive payment because each year’s EBIT threshold is based on the prior year’s EBIT. The 2008 threshold amount will be the adjusted (higher) 2007 amount, not the unadjusted (lower) 2007 amount. As a result, annual performance incentive bonuses will be payable with respect to 2008 only if the Company’s EBIT in 2008 exceeds 70% of the adjusted (higher) EBIT amount.

Actual Pay-Out Annual Non-Equity Incentive Program
Year	Pay-Out
2007	1.08 x target
2006	1.05 x target
2005	1.00 x target

The table below presents the annual incentive paid to our named executive officers in the past three fiscal years.

Annual Non-Equity Incentives Paid to Our Named Executive Officers
Named Executive Officer	2007	2006	2005
Jan Carlson President and CEO	353,953	113,750	85,937
Magnus Lindquist Chief Financial Officer	162,000	139,453	120,312
Benoît Marsaud Chief Operating Officer	285,882	213,706	163,765
Halvar Jonzon Vice President Purchasing	121,500	116,484	110,937
Hans-Göran Patring Vice President Human Resources	101,250	88,593	74,218
Lars Westerberg Chairman, former President and CEO	184,570	676,758	585,937

Stock Incentive Program. Equity incentives are provided under the Autoliv 1997 Stock Incentive Plan, as amended, which has been approved by the stockholders of the Company and is administered by the Compensation Committee. The Compensation Committee, typically in December of each year, recommends to the Board the number of stock options and RSUs to be granted to the named executive officers and some other senior executive officers, the date of grant and the total number of shares available for grants to all participants in that year. The Committee otherwise delegates to the CEO the determination of grants made to other selected participants. The CEO provides the Compensation Committee with his final grant recommendations to the other selected participants for its review.

In prior years, the Compensation Committee had decided on a grant date as early as practicably possible in the grant year. As a result, vesting in subsequent years occurred shortly before the earnings release for the prior quarter and year, and thus in a blackout period when the executives were not permitted to place any sell orders for vesting equity instruments – even when the vesting triggered taxes immediately payable. In December 2006, the Compensation Committee determined that in order to enhance the Company’s corporate governance procedures and to avoid future unintended burdens to participants it would be a better practice going forward to delay the grant date until after the Company has published its fourth quarter financial report in the first quarter of the following year.

All stock options granted to our executive officers for 2007 expire after 10 years, have an exercise price equal to the closing price on the New York Stock Exchange on the date of grant and are exercisable after one year of continued employment following the grant date.

All RSUs granted to our named executive officers vest after three years and are conditional upon the named executive officer not having given notice of termination of employment prior to the vesting date, although the Compensation Committee has the discretion to allow RSUs to vest during the notice period.

In 2007, there were 269 participants in the stock incentive program, compared to 269 in 2006 and 354 in 2005.

The following table presents the stock option and RSU awards (representing the number of shares of our common stock subject to such awards) to our named executive officers in the past three fiscal years.

Equity Awards to Our Named Executive Officers
Named Executive Officer	2007		2006		2005
	Options	RSUs	Options	RSUs	Options	RSUs
Jan Carlson(1) President and CEO	20,000	11,267	5,000	1,667	3,500	1,167
Magnus Lindquist Chief Financial Officer	5,500	1,834	6,000	2,000	6,000	2,000
Benoît Marsaud Chief Operating Officer	16,500	5,500	6,000	2,000	6,000	2,000
Halvar Jonzon Vice President Purchasing	5,500	1,834	6,000	2,000	6,000	2,000
Hans-Göran Patring Vice President Human Resources	5,500	1,834	6,000	2,000	6,000	2,000
Lars Westerberg Chairman, former President and CEO	15,000	5,000	30,000	10,000	30,000	10,000

(1)	The number of RSUs awarded to Mr. Carlson in 2007 includes 4,600 RSUs which were part of the compensation arrangement agreed with Mr. Carlson in connection with his appointment on September 1, 2006 as President, Region Europe, but which RSUs were, pursuant to the terms of said arrangement, formally awarded in February 2007.

Analysis

The following tables analyze the actual compensation of our named executive officers in 2007 versus our compensation objectives discussed above. This analysis is in addition to the analysis that appears throughout this Compensation Discussion and Analysis. In discussing the total compensation of our named executive officers relative to the total compensation of similar positions in our peer group, we note that the Compensation Committee does not specifically target total compensation levels relative to our peer group, except as an informational point in monitoring the results of our allocation objective approach.

Jan Carlson Current President & CEO
Base Salary(1)	Approximate Market Median	Analysis
$781,250	$1,150,000

Upon assuming the duties of President and CEO, Mr. Carlson accepted a base salary of $781,250, which is below the median level for a similar position in our peer group. The Committee believed the salary was an appropriate starting point for a recently appointed CEO in our market and industry.

Assuming Mr. Carlson’s performance so warrants, the Committee intends to make annual adjustments to reach market median levels of salary over time. In assessing Mr. Carlson’s performance, the Committee intends to consider the Company’s annual financial performance, market performance of the Company’s common stock, and personal goals associated with senior management development and the performance of Mr. Carlson’s direct reports. The Committee intends to subjectively consider these factors in light of the prevailing market conditions and the Committee’s opinion of each factor’s relative importance during the review period.

Annual Incentive(1)	Target	Analysis
$421,875	$390,625	The annual incentive awarded to Mr. Carlson was calculated using the methodology discussed above. As the 2007 EBIT used for calculating the annual incentive was slightly above the 2006 EBIT, the incentive paid was also slightly higher than the Target amount. Mr. Carlson’s annual incentive was based on his base salary earned in 2007, which includes three months as President, Region Europe and nine months as our President and CEO.

Jan Carlson Current President & CEO
Annual Incentive(1)	Target	Analysis
Mr. Carlson’s annual incentive award comprised approximately 24% of his total 2007 compensation. Given that we paid incentives above Target levels, this proportion is consistent with the Committee’s current objective that the annual incentive will comprise approximately 20% of the CEO’s total compensation at the target level.
Equity Awards(2)	Amount at One-Third Objective	Analysis
$574,000	$592,375	In 2007, the value of the equity awarded to Mr. Carlson, based on the assumed value discussed on page 29 above, comprised approximately 32% of his total compensation. This amount reflects the pay package negotiated as part of his assumption of the CEO duties.
Total Compensation (1)	Approximate Market Median	Analysis
$1,777,125	$2,770,313	Although Mr. Carlson’s total compensation is below our peer group median, we believe that this amount, and each component, is an appropriate starting point for a recently appointed CEO in our market and industry.
Pension & Other Compensation	Analysis
$367,882	Mr. Carlson received other compensation totaling $367,882, which included the Company’s contribution of $344,022 to Mr. Carlson’s Defined Contribution Plan. Based on advice from our compensation consultants, we believe these benefits are appropriate for an officer in Mr. Carlson’s position.

(1)	This amount reflects what Mr. Carlson would have earned in 2007 had he been the Company’s President and CEO for the entire year. Because Mr. Carlson held the CEO position for only nine months in 2007, this amount does not correspond to the amount reported in the Summary Compensation Table below.

(2)	This amount reflects the value for the awards in 2007 as CEO excluding grants received for service in his prior position as President, Region Europe (specifically, 4,600 RSUs). This value is also different than the amount presented in the Summary Compensation Table, which presents the associated expense by the Company during this fiscal year for the individual.

Lars Westerberg Former President & CEO
Base Salary(1)	Approximate Market 75th Percentile	Analysis
$1,367,188	$1,327,000	Mr. Westerberg’s annual salary in 2007 approximated the 75th percentile of the benchmark CEO position in our peer group. The Committee believed this level was appropriate in light of his performance in 2006 and his sustained performance during his tenure as CEO.
Annual Incentive(1)	Target	Analysis
$738,282	$683,594	The annual incentive awarded to Mr. Westerberg was calculated using the methodology discussed above. As the 2007 EBIT used for calculating the annual incentive was slightly above the 2006 EBIT, the incentive paid was also slightly higher than the Target amount.
Equity Awards(1)(2)	Amount at One-Third Objective	Analysis
$590,100	$898,523	In 2007, the value of the equity awarded to Mr. Westerberg, based on the assumed value discussed on page 29 above, comprised approximately 22% of his total annualized compensation, largely because the value reflects the equity actually awarded to Mr. Westerberg without it being annualized.
Total Compensation (1)	Approximate Market Median	Analysis
$2,695,570	$2,770,313	The annualized total compensation paid to Mr. Westerberg is within the competitive range of the market median of our peer group.
Pension & Other Compensation	Analysis
$2,684,415	Mr. Westerberg’s employment with the Company terminated prior to his reaching the full retirement age of 60. In recognition of Mr. Westerberg’s contributions to the Company, upon his termination, the Company provided Mr. Westerberg with an additional 15-month service credit such that when he reaches age 60 he will receive retirement benefits as if his employment terminated upon reaching age 60. The present value of such additional service credit is approximately $2,670,170.

(1)	The amounts for Base Salary and Annual Incentive, and those components of Total Compensation, reflect what Mr. Westerberg would have earned in 2007 had he been the Company’s President and CEO for the entire year. Because Mr. Westerberg held the CEO position for only three months in 2007, these amounts do not correspond to the amounts reported in the Summary Compensation Table below. The amount for Equity Awards reflects the equity actually granted to Mr. Westerberg in 2007 and has not been annualized.

(2)	This amount reflects the value for the awards in 2007. This value will be different than the amount presented in the Summary Compensation Table, which only presents the associated expense by the Company during this fiscal year for the individual.

Magnus Lindquist Chief Financial Officer
Base Salary	Approximate Market Median	Analysis
$500,000	$439,063	The base salary paid to Mr. Lindquist in 2007 was 14% higher than the median base salary level of our peer group, primarily to account for observed year-over-year increases in market rates that were significantly higher than that for other functions. The Committee concluded that it was prudent to anticipate future base salary increases of similar scale based on the increasingly important role that this position has in the global market as corroborated by market pay increases and consistent with the importance the Company places on this critical position.
Annual Incentive	Target	Analysis
$162,000	$150,000

The annual incentive awarded to Mr. Lindquist was calculated using the methodology discussed above. As the 2007 EBIT used for calculating the annual incentive was slightly above the 2006 EBIT, the incentive paid was also slightly higher than the Target amount.

Mr. Lindquist’s annual incentive award comprised approximately 18% of his total compensation paid in 2007. This level is consistent with the Committee’s current target that the annual incentive will comprise approximately 20% of the CFO’s total compensation at the target level.

Equity Awards(1)(2)	Amount at One-Third Objective	Analysis
$216,370	$292,790	In 2007, the value of the equity awarded to Mr. Lindquist, based on the assumed value discussed on page 29 above, comprised approximately 25% of his total compensation, or 8% less than our objective allocation. The relative value of

Magnus Lindquist Chief Financial Officer
Mr. Lindquist’s long-term incentive was less in 2007 because the Compensation Committee determined to grant the same number of stock options and RSUs to Mr. Lindquist as it granted to the Company’s other Vice Presidents reporting directly to the CEO. Because Mr. Lindquist has a higher base salary than such other Vice Presidents, the value of equity granted to him comprised a lower proportion of his total compensation.
Total Compensation	Approximate Market Median	Analysis
$878,370	$832,813	The target total compensation paid to Mr. Lindquist is within the competitive range of the market median for our peer group. We believe that the total compensation amount, and each component, is appropriate for a CFO for our market and industry.
Pension & Other Compensation	Analysis
$218,409	During 2007, the change in pension value with respect to Mr. Lindquist’s Defined Benefit Plan was $179,214. Mr. Lindquist also received $39,195 in other compensation. We believe these benefit levels are appropriate for officers in Mr. Lindquist’s position.

(1)	This amount reflects the value for the awards in 2007. This value will be different than the amount presented in the Summary Compensation Table, which only presents the associated expense by the Company during this fiscal year for the individual.

(2)	As discussed on page 21, Mr. Lindquist gave notice of his resignation as our Chief Financial Officer on December 19, 2007. As a result of his resignation, Mr. Lindquist will forfeit the RSUs awarded to him in 2007.

Benoît Marsaud Chief Operating Officer
Base Salary	Approximate Market Median	Analysis
$661,765	$661,500	The base salary of Mr. Marsaud was initially assessed in 2006 against the COO benchmark in our peer group. Because Mr. Marsaud resides in France, the Committee determined that an additional review against French competitive market rates for similar positions was warranted. In light of these reviews and

Benoît Marsaud Chief Operating Officer

retention considerations, the Committee determined in 2006 that his salary was appropriate. The Committee did not adjust Mr. Marsaud’s salary for 2007.

Mr. Marsaud’s salary comprised approximately 43% of his total compensation. His salary is consistent with the COO approximate market median in our peer group.

Annual Incentive	Target	Analysis
$285,882	$264,705

The annual incentive awarded to Mr. Marsaud was calculated using the methodology discussed above, and no adjustment was made to the formula result.

Mr. Marsaud’s annual incentive award comprised approximately 19% of his total compensation in 2007. This level is consistent with the Committee’s current objective that the annual incentive will comprise approximately 20% of the COO’s total compensation at the target level.

Equity Awards(1)(2)	Amount at One-Third Objective	Analysis
$590,100	$512,582	In 2007, the value of the equity awarded to Mr. Marsaud, based on the assumed value discussed on page 29 above, comprised approximately 38% of his total compensation, which the Company considers to be generally consistent with our objective for such awards.
Total Compensation	Approximate Market Median	Analysis
$1,537,747	$1,558,824	The target total compensation paid to Mr. Marsaud is within the competitive range of the market median for our peer group. We believe that the total compensation amount, and each component, is appropriate for a COO for the local French market and our industry.
Pension & Other Compensation	Analysis
$136,944	During 2007, the change in pension value with respect to Mr. Marsaud’s Defined Benefit Plan was $54,092. This amount is lower than that for the

Benoît Marsaud Chief Operating Officer
other named executive officers due to the different regulatory environment in France for such plans. Mr. Marsaud also received $82,852 in other compensation. We believe these benefit levels are appropriate for officers in Mr. Marsaud’s position.
Retention	Analysis
In 2007, Mr. Marsaud was awarded a retention bonus of $1,323,529 to be paid in 2010 if he is still a member of the group management team at that time and has not given notice of his resignation.

(1)	This amount reflects the value for the awards in 2007. These values will be different than the values presented in the Summary Compensation Table, which only presents the associated expense by the Company during this fiscal year for the individual.

(2)	This amount reflects the value for the awards in 2007 as COO excluding grants received for service in his previous position (500 RSUs and 1,500 options).

Halvar Jonzon Vice President Purchasing
Base Salary	Approximate Market Median	Analysis
$353,906	$371,875

The base salary paid to Mr. Jonzon in 2007 was approximately 5% lower than the median base salary level for peer group positions reporting directly to the CEO (other than Chief Financial Officer positions, which include Vice President Purchasing positions when reported in our peer group or survey sources).

Mr. Jonzon’s base salary comprised approximately 51% of his total compensation in 2007.

Annual Incentive	Target	Analysis
$121,500	$112,500

The annual incentive awarded to Mr. Jonzon was calculated using the methodology discussed above. As the 2007 EBIT used for calculating the annual incentive was slightly above the 2006 EBIT, the incentive paid was also slightly higher than the Target amount.

Mr. Jonzon’s annual incentive award comprised approximately 18% of his total compensation paid in 2007. This level is consistent with the Committee’s current objective that the annual incentive will comprise approximately 20% of the Vice President Purchasing’s total compensation at the target level.

Halvar Jonzon Vice President Purchasing
Equity Awards(1)	Amount at One-Third Objective	Analysis
$216,370	$230,592	In 2007, the value of the equity awarded to Mr. Jonzon, based on the assumed value discussed on page 29 above, comprised approximately 31% of his total compensation, which is generally consistent with our objective.
Total Compensation	Approximate Market Median	Analysis
$691,776	$614,063	The target total compensation paid to Mr. Jonzon is approximately 13% above the market median for our peer group, which the Committee considers to be appropriate for a Vice President Purchasing for our market and industry.
Pension & Other Compensation	Analysis
$429,267	During 2007, the change in pension value with respect to Mr. Jonzon’s Defined Benefit Plan was $320,560. Mr. Jonzon also received $108,707 in other compensation. We believe these benefit levels are appropriate for officers in Mr. Jonzon’s position.

(1)	This amount reflects the value for the awards in 2007. These values will be different than the values presented in the Summary Compensation Table, which only presents the associated expense by the Company during this fiscal year for the individual.

Hans-Göran Patring Vice President Human Resources
Base Salary	Approximate Market Median	Analysis
$353,906	$371,875

The base salary paid to Mr. Patring in 2007 was approximately 5% lower than the median base salary level for peer group positions reporting directly to the CEO (other than Chief Financial Officer positions, which include the Vice President Human Resources position when reported in our peer group or survey sources).

Mr. Patring’s base salary comprised approximately 53% of his total compensation in 2007, which is consistent with the Committee’s objective of 50%.

Hans-Göran Patring Vice President Human Resources
Annual Incentive	Target	Analysis
$101,250	$93,750

The annual incentive awarded to Mr. Patring was calculated using the methodology discussed above. As the 2007 EBIT used for calculating the annual incentive was slightly above the 2006 EBIT, the incentive paid was also slightly higher than the Target amount.

Mr. Patring’s annual incentive award comprised approximately 15% of his total compensation paid in 2007. This level is consistent with the Committee’s current objective that the annual incentive will comprise approximately 20% of the Vice President Human Resource’s total compensation at the target level.

Equity Awards(1)	Amount at One-Third Objective	Analysis
$216,370	$223,842	In 2007, the value of the equity awarded to Mr. Patring, based on the assumed value discussed on page 29 above, comprised approximately 32% of his total compensation, which the Company believes is generally consistent with our objective for such awards.
Total Compensation	Approximate Market Median	Analysis
$671,526	$614,063	The target total compensation paid to Mr. Patring is approximately 9% above the market median for our peer group, which the Committee considers to be appropriate for a Vice President Human Resources for our market and industry.
Pension & Other Compensation	Analysis
$485,951	During 2007, the change in pension value with respect to Mr. Patring’s Defined Benefit Plan was $345,883. Mr. Patring also received $140,068 in other compensation. We believe these benefit levels are appropriate for officers in Mr. Patring’s position.

(1)	This amount reflects the value for the awards in 2007. These values will be different than the values presented in the Summary Compensation Table, which only presents the associated expense by the Company during this fiscal year for the individual.

The Role of the Compensation Consultants

The Compensation Committee regularly solicits the independent advice of compensation consultants to ensure that the Company’s compensation program is competitive with that of those offered by its peer group. Due to the relative scarcity of compensation disclosure in the European market, including Sweden, Swedish companies commonly rely on the experience of local consultants when determining final compensation levels to ensure that they are competitive in the Swedish market. The Committee annually reviews these pay levels and target incentive opportunities versus the competitive market and considers both the consultant’s input regarding trends, the CEO’s recommendations for the other named executive officers as relayed by our Vice President for Human Resources, the recommendations of the Vice President for Human Resources for the CEO’s compensation, and other relevant factors as discussed above in the “Compensation Philosophy and Overview” section.

In 2007, the Company retained HRS Human Resource Services AB (“HRS”), a company affiliated with Towers Perrin, and Mercer Human Resource Consulting AB (“Mercer”) for this purpose. Both consultants were retained by the Company, and HRS acted under the direction of the Compensation Committee. Mercer was assigned to provide pension benefits as well as general advice regarding compensation and incentive programs. HRS was assigned to specific issues related to compensation to senior executive officers. The Committee discussed its compensation philosophy with HRS, but otherwise did not impose any specific limitations or constraints on, or otherwise direct, the manner in which HRS performed its advisory services.

The Committee met two times with representatives of HRS during 2007.

Peer Groups and Benchmarking

Given the globalization of the Company’s business and the changes in Swedish compensation practices discussed above, the Company decided in 2005 to review its pay practices and policies, including the construction of its compensation peer group, which had consisted of the ten most international, large-capitalization industrial companies in Sweden. Under the direction of the Compensation Committee, HRS conducted this review during 2005 and 2006 and concluded that an industry-based peer group of corporations headquartered in several key markets, as discussed below, would be a more appropriate comparison for the Company’s compensation practices and levels.

Along with the revised peer group, the Company also determined to change our target for base salaries to the international peer group’s median base salary levels. The Committee believes that this more closely reflects the compensation levels of the markets in which we operate and the companies with which we compete for executive talent. The Company has not recently changed our targeted levels of annual short-term and long-term incentives. We believe that the current mix of fixed and variable compensation is appropriate given our compensation objectives discussed above. The Committee reviews our compensation policies annually to ensure that the Company achieves our primary compensation goal of aligning executive and stockholder interests through our total pay package.

The Company’s peer group in 2007 consists of companies from the automotive industry and general industrial companies based in a number of markets in which the Company operates, including Sweden, the United States, France, Germany and the United Kingdom. Within these countries, the Committee chose peer companies based on total revenue, number of employees and market capitalization. The ranges (25th percentile to 75th percentile) of the revenues, number of employees and market capitalization of the companies in our peer group are: $6.5 billion to $15.5 billion, 30,000 to 60,000, and $3.5 billion to $19.0 billion, respectively. As discussed on page 22 above, the Committee is continuing to review the Company’s peer group and may make additional adjustments in the future.

Using the guideline criteria set forth above, our consultant develops a position-specific market survey for our executive officers. The data used for each position depends on the availability of data in the various companies and countries for the position we attempt to assess. Compensation decisions in 2007 were based on information from the following peer group:

Our Peer Group Companies In 2007
Company	Country	Revenues ($ in millions)(1)	Number of Employees (thousands)(1)	Market Capitalization ($ in millions)(1)
Assa Abloy	Sweden	4,000	29.6	6,900
Atlas Copco	Sweden	7,400	26.3	18,700
Continental	Germany	17,700	81.1	16,400
Cummins	USA	9,900	33.5	6,400
Electrolux	Sweden	18,300	69.5	5,400
Faurecia	France	14,100	60.0	1,500
GKN	UK	6,900	40.0	4,400
Lear	USA	17,100	115.0	2,300
MAN	Germany	18,900	58.2	12,800
Michelin	France	20,000	129.0	12,400
Navistar International	USA	10,300	16.0	2,100
Sandvik	Sweden	9,000	39.6	15,500
Sauer Danfoss	Germany	1,900	9.0	1,300
Scania	Sweden	9,000	30.8	14,100
SKF	Sweden	7,100	38.7	7,400
Tenneco	USA	4,500	19.0	1,000
Textron	USA	10,000	37.0	11,500
Tomkins	UK	6,000	25.4	4,100

Our Peer Group Companies In 2007
Company	Country	Revenues ($ in millions)(1)	Number of Employees (thousands)(1)	Market Capitalization ($ in millions)(1)
Trelleborg	Sweden	3,500	22.7	1,700
TRW	USA	12,700	63.1	2,600
Valeo	France	12,800	70.1	3,000
AB Volvo	Sweden	32,600	82.0	27,700

(1)	Revenues and number of employees are based on fiscal year 2005 data, while market capitalization is as of November 2006.

Survey data of general industrial companies of relevant size, if used, was selected from each country.

Role of the Chief Executive Officer

The Company’s CEO may make, and the Compensation Committee may consider, recommendations to the Committee regarding the Company’s compensation and employee benefit plans and practices, including its executive compensation plans, its incentive compensation and equity-based plans with respect to executive officers other than the CEO and the Company’s director compensation arrangements. Our CEO regularly participates in the meetings of the Compensation Committee. During 2007, the prior CEO (and current Chairman) was invited by the Committee to participate in three of its meetings, while the current CEO was invited by the Committee to participate in two meetings. The Committee excuses the CEO from the meeting when matters related to his compensation are discussed.

The Compensation Committee assigns to the Vice President for Human Resources the task of preparing proposals for compensation levels for the CEO and other executive officers and, in addition, the general principles for compensation applied by the Company. Our CEO generally makes recommendations to the Vice President for Human Resources concerning the compensation of the named executive officers, other than himself. As a result, our CEO generally has a significant impact on the compensation paid to the other named executive officers.

Policy for Adjustment or Recovery of Awards Following Restatements

Autoliv does not currently have a formal policy regarding adjustment or recovery of awards if performance measures used to determine awards are restated. However, in cases such as fraud or gross negligence, the Company will review its alternatives for adjustment and/or recovery in the context of the magnitude of the restatement, the cost to recover and the impact to those not involved in or responsible for the fraud or error leading to the restatement. Our Board will determine the extent to which the Company will pursue recovery and/or adjustments and from/for whom. The Company intends to develop a policy statement following a review of our needs as a global corporation, operating across numerous national jurisdictions.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code of 1986 as amended (the “Code”) generally disallows a tax deduction to public companies for annual compensation over $1 million paid to their chief executive officers and the three other most highly compensated executive officers (other than their chief financial officers) that is not “performance-based” (as defined in the Code). It is the Compensation Committee’s general policy to avoid the loss of tax deductibility whenever compliance with Section 162(m) would be consistent with the Company’s incentive compensation objectives. Consequently, we structure the employee incentive compensation programs that our most highly compensated officers participate in to comply with the Code’s definition of performance-based compensation. Notwithstanding its general policy, however, the Committee retains the discretion to authorize incentive payments that may not be deductible if it believes that doing so would be in the best interest of the Company and its stockholders.

Additionally, due to differing personal and corporate tax as well as mandatory retirement obligations in France, we have provided an augmented compensation program for Mr. Marsaud. This is an example of where the Committee has deviated from the Company’s general program guidelines to meet the intended competitive positioning for a named executive officer who resides within a region outside of our Swedish headquarters.

EXECUTIVE COMPENSATION

Summary Compensation Table (1)

The following table shows information concerning the annual compensation for services provided by our CEO, CFO, three other most highly compensated executives and our former President and CEO for each of the fiscal years ended December 31, 2007 and December 31, 2006:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)		All Other Compensation ($)(4)	Total
Jan Carlson President and CEO	2007	$701,172	$0	$205,705	$287,750	$353,953	$0	(5)	$367,882	$1,916,462
	2006	$356,771	$0	$60,557	$69,150	$113,750	$173,567		$83,115	$856,910
Benoît Marsaud Chief Operating Officer	2007	$661,765	$0	$159,369	$250,635	$285,882	$54,092		$82,852	$1,494,595
	2006	$612,745	$0	$91,547	$82,980	$213,706	$54,349		$81,235	$1,136,562
Magnus Lindquist Chief Financial Officer	2007	$500,000	$0	$96,272	$83,545	$162,000	$179,214		$39,195	$1,060,226
	2006	$445,312	$0	$91,547	$82,980	$139,453	$139,445		$46,277	$945,014
Halvar Jonzon Vice President Purchasing	2007	$353,906	$0	$96,272	$83,545	$121,500	$320,560		$108,707	$1,084,490
	2006	$332,031	$0	$91,547	$82,980	$116,484	$288,045		$115,386	$1,026,473
Hans-Göran Patring Vice President Human Resources	2007	$353,906	$0	$96,272	$83,545	$101,250	$345,883		$140,068	$1,120,924
	2006	$331,250	$0	$91,547	$82,980	$88,593	$310,834		$137,800	$1,043,004
Lars Westerberg Chairman, former President and CEO	2007	$341,797	$0	$783,917	$227,850	$184,570	$2,670,170		$14,245	$4,222,549
	2006	$1,289,063	$0	$457,753	$414,900	$676,758	$1,502,000		$8,557	$4,349,031

(1)	The amounts contained in the table were paid in either Swedish Kronor or Euro. All amounts have been converted to dollars using the following exchange rates in effect on December 31, 2007: 1 USD = 6.40 SEK = 0.68 EUR.

(2)	The numbers reflect the dollar amount recognized in 2007 under FAS 123R. The FAS 123R values are the accounting values used by the Company to establish the cost of the grants. For more information see the Company’s Annual Report Note 1 “Stock Based Compensation.”

(3)	All amounts contained in the column relate to Change in Pension Value.

(4)	All other compensation consists of (i) premiums covering pension for early retirement from the age of 60 and/or complementary pension benefits after the age of 65, including supplemental health insurance (as discussed in the sections called “Pension Plans” of our Compensation Discussion and Analysis), and (ii) for Messrs. Carlson, Marsaud, Jonzon, and Patring the amount includes the aggregate incremental cost to the Company of a company car, which is $23,860, $32,693, $20,927 and $31,783 respectively. For Mr. Carlson, the amount includes $344,022 contributed in 2007 to his Defined Contribution Plan.

(5)	The change in pension value for Mr. Carlson in 2007 was -$4,018.

See our “Compensation Discussion and Analysis” above for more information.

Grants of Plan-Based Awards Table (1)

The following table summarizes grants of plan-based awards to named executive officers made in the year ended December 31, 2007:

Name and Principal Position	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(2)
			Threshold ($)	Target ($)	Maximum ($)
Jan Carlson President and CEO	06/14/07	03/27/07					15,000	$57.40	$211,800
	06/14/07	03/27/07				5,000			$287,000
	02/14/07	12/19/06					5,000	$59.01	$75,950
	02/14/07	12/19/06	$0	$350,586	$701,172	6,267			$369,816
Benoît Marsaud Chief Operating Officer	02/14/07	12/19/06					16,500	$59.01	$250,635
	02/14/07	12/19/06	$0	$264,706	$529,412	5,500			$324,555
Magnus Lindquist Chief Financial Officer	02/14/07	12/19/06					5,500	$59.01	$83,545
	02/14/07	12/19/06	$0	$150,000	$300,000	1,834			$108,224
Halvar Jonzon Vice President Purchasing	02/14/07	12/19/06					5,500	$59.01	$83,545
	02/14/07	12/19/06	$0	$106,172	$212,344	1,834			$108,224
Hans-Göran Patring Vice President Human Resources	02/14/07	12/19/06					5,500	$59.01	$83,545
	02/14/07	12/19/06	$0	$92,016	$184,031	1,834			$108,224
Lars Westerberg Chairman, former President and CEO	02/14/07	12/19/06					15,000	$59.01	$227,850
	02/14/07	12/19/06	$0	$170,899	$341,797	5,000			$295,050

(1)

For 2007, all senior executive officers of the Company as a group received 92,000 options and 35,267 RSUs, and all employees of the Company (other than executive officers) as a group received 189,075 options and 63,031 RSUs.

(2)	The grant date fair value of the RSUs and the stock options is calculated according to FAS 123R. For more information see the Company’s Annual Report Note 1 “Stock Based Compensation.”

See our “Compensation Discussion and Analysis” above for more information.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the total number of securities underlying outstanding plan awards for the named executive officers in the year ended December 31, 2007:

	Year	Option Awards(1)				Stock Awards
Name and Principal Position		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Un- exercisable	Option Exercise Price ($)	Option Expiration Date	Number of shares or Units of Stock that have not vested (#)	Market Value of Shares or Units of Stock that have not vested ($)
Jan Carlson President and CEO	2007		15,000	57.40	06/14/17	5,000	263,550
	2007		5,000	59.01	02/14/17	6,267	330,334
	2006	5,000		49.60	01/09/16	1,667	87,868
	2005	3,500		47.46	01/10/15	1,167	61,513
	2004	3,250		40.26	01/12/14
	2003	4,000		21.36	01/02/13

Benoît Marsaud Chief Operating Officer	2007		16,500	59.01	02/14/17	5,500	289,905
	2006	6,000		49.60	01/09/16	2,000	105,420
	2005	6,000		47.46	01/10/15	2,000	105,420
	2004	6,000		40.26	01/12/14
	2003	7,500		21.36	01/02/13

Magnus Lindquist Chief Financial Officer	2007		5,500	59.01	02/14/17
	2006
	2005					2,000	105,420

Halvar Jonzon Vice President Purchasing	2007		5,500	59.01	02/14/17	1,834	96,670
	2006	6,000		49.60	01/09/16	2,000	105,420
	2005	6,000		47.46	01/10/15	2,000	105,420
	2004	6,000		40.26	01/12/14
	2003	7,500		21.36	01/02/13
	2002	10,000		19.96	01/02/12
	2001	710		18.17	12/03/11

Hans-Göran Patring Vice President Human Resources	2007		5,500	59.01	02/14/17	1,834	96,670
	2006	6,000		49.60	01/09/16	2,000	105,420
	2005	6,000		47.46	01/10/15	2,000	105,420
	2004	6,000		40.26	01/12/14

Lars Westerberg(2) Chairman, former President and CEO	2007		15,000	59.01
	2006	30,000		49.60	01/09/16
	2005	30,000		47.46	01/10/15
	2004	30,000		40.26	01/12/14
	2003	37,500		21.36	01/02/13
	2002	50,000		19.96	01/02/12
	2001	49,000		16.99	06/18/11

(1)	All options vest one year from date of grant. The options were granted on June 18, 2001, December 3, 2001, January 2, 2002, January 2, 2003, January 12, 2004, January 10, 2005, January 9, 2006, February 14, 2007 and June 14, 2007.

(2)	All of Mr. Westerberg’s unvested RSUs vested upon his resignation as CEO and President of the Company.

All options granted are for 10-year terms with an exercise price equal to the fair market value on the New York Stock Exchange on the date of grant and become exercisable after one year of continued employment following the grant date. All RSUs granted generally vest after three years and are conditional upon the optionee not having given notice of termination of employment prior to such date.

Option Exercises and Stock Vested

The following table summarizes the stock option exercises and the vesting of restricted stock awards for each of our named executive officers for the year ended December 31, 2007:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Jan Carlson	0	0	1,083	65,836
Benoît Marsaud	0	0	2,000	121,580
Magnus Lindquist	12,000	127,188	2,000	121,580
Halvar Jonzon	0	0	2,000	121,580
Hans-Göran Patring	0	0	2,000	121,580
Lars Westerberg(3)	0	0	35,000	2,035,650

(1)	The value realized upon exercise of stock options reflects the price at which shares acquired upon exercise of the stock options were sold or valued for income tax purposes, net of the exercise price for acquiring the shares.

(2)	The value realized on vesting of the restricted shares shown in the table above was calculated as the product of the closing price of a share of our common stock on the vesting date multiplied by the number of shares vested.

(3)	All of Mr. Westerberg’s unvested RSUs, which totalled 25,000, vested upon his resignation as President and CEO of the Company effective on April 1, 2007.

Pension Benefits

The following table summarizes the present value of the benefit (and other information) under the defined benefit plan of the Company for the named executive officers in the year ended December 31, 2007:

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)(3)
Jan Carlson	Executive Plan	2.00	$226,477	$0
Benoît Marsaud (1)		36	$225,628	$0
Magnus Lindquist	Executive Plan	6.5	$667,696	$0
Halvar Jonzon	Executive Plan	6.08	$1,325,412	$0
Hans-Göran Patring	Executive Plan	6.33	$1,493,085	$0
Lars Westerberg (4)	Executive Plan	8.00	$8,064,342	$0

(1)	The Company has paid pension benefit premiums for Mr. Marsaud in accordance with French practice.

(2)

The accumulated benefit is a measure of pension liabilities used for accounting purposes. The underlying calculation values accrued pensions for plan beneficiaries based on completed service and current salaries allowing for any required future increases on these benefits. Effectively regarding pension benefits the measure gives an approximate indication of the liability that would have to be met if the plan was frozen. The measure is market-based in that it values liabilities at market interest rates for investment grade bonds.

(3)	None of our named executive officers received a pension payment during 2007.

(4)	For period while serving as President and CEO.

See our “Compensation Discussion and Analysis” above for more information.

The Company does not have any non-qualified defined contribution and deferred compensation plans for the named executive officers.

Potential Payments Upon Termination or Change of Control

The Company has entered into agreements and maintains plans that may require the Company to make payments and/or provide benefits to our named executive officers in the event of termination of employment or a change of control. For example, the Company’s employment agreements with Messrs. Carlson, Lindquist, Jonzon, Patring and Marsaud obligate the Company to provide notice of termination of employment of 18 months, as well as a severance payment calculated as described below. The employment agreements obligate Messrs. Lindquist, Jonzon, Patring and Marsaud to provide the Company with notice of resignation of 6 months. Mr. Carlson’s employment agreement obligates him to provide the Company with notice of resignation of 12 months. Following termination of employment, except when (i) the Company terminates the employment and termination is not caused by a breach of the agreement by the executive or (ii) the executive terminates the employment due to the Company’s breach of the agreement, Messrs. Carlson, Lindquist, Jonzon, Patring and Marsaud are prohibited from competing with the Company for a period of 12 months.

In consideration for such noncompetition, in the case of each of Messrs. Carlson, Lindquist, Jonzon, Patring and Marsaud, the Company is obligated to make monthly severance payments to the executive for 12 months. Such monthly payment shall equal the difference between the executive’s monthly gross salary when his employment was terminated and any lower salary earned by the executive in his new employment. The monthly payment is limited to a maximum of 60 percent of the gross salary earned when employment was terminated. The Company is not obligated to make such payments if the executive’s employment terminates due to his retirement.

Most senior executive officers of the Company have Severance Agreements with the Company, which were originally effective until December 31, 2005 for Mr. Carlson, until December 31, 2002 for Messrs. Lindquist, Jonzon and Patring, and until December 31, 2005 for Mr. Marsaud, and all of which are automatically extended annually for additional one-year periods unless notice of termination is given. The Severance Agreements are otherwise terminable during their periods of effectiveness only by termination of the respective executive’s employment. Such termination in connection with a change in control of the

Company (as defined in the Severance Agreements) entitles an executive to benefits under the Severance Agreements. In the event that during the two-year period following a change of control, the executive terminates the executive’s employment for Good Reason (as defined in the Severance Agreements) or, during the 30-day period commencing one year after the change of control, for any reason, or the Company terminates the executive’s employment Without Cause (as defined in the Severance Agreements), Messrs. Carlson, Lindquist, Jonzon, Patring and Marsaud would be entitled to receive an immediate lump sum payment in an amount equal to two and a half times the sum of (i) such executive’s then-current annual salary, (ii) the average of the annual incentives received by the executive for the two most recent fiscal years, the annual incentive for the most recent fiscal year, or the annual incentive for the fiscal year immediately prior to the fiscal year during which occurs the first event or circumstance constituting Good Reason, whichever is highest, (iii) the taxable value of the benefit of a Company car, plus (iv) the value of any pension benefits to which the executive would have been entitled to if he remained in service for one year following termination.

The estimated payments and benefits that would be provided assuming the executive was terminated without cause or for good reason or following a termination pursuant to a change of control that took place on December 31, 2007, are as follows:

If terminated involuntarily, Messrs. Carlson, Lindquist, Jonzon, Patring and Marsaud would be entitled to full salary and benefits for their notice period of 18 months plus 12 months of severance benefits equaling (i) the executive’s then current annual salary, (ii) the average of the annual incentives received by the executive for the two most recent fiscal years or the annual incentive for the most recent fiscal year, if higher, (iii) the annual taxable value of the benefit of a Company car, plus (iv) the value of any pension benefits to which the executive would have been entitled to if he remained in service for one year following termination, plus, in each case, any amounts payable to the executive in consideration for his noncompetition with the Company as described above. The total amount for each executive is estimated to be $3,469,102, $2,139,774, $2,076,389, $2,095,314 and $2,544,902 respectively.

Following a termination pursuant to a change of control, Mr. Carlson would be entitled to a lump-sum cash severance payment of approximately $2,938,558 and Messrs. Lindquist, Marsaud, Jonzon and Patring would be entitled to $1,879,373, $2,188,342, $1,850,934 and $1,851,530 respectively.

For the purpose of the above calculation, the 2007 pension premiums for each named executive officer have been used.

In addition, following an involuntary termination or change of control, any outstanding options and RSUs held by these individuals would become fully vested and the restrictions applicable to any restricted stock would lapse. In the case of involuntary termination, Mr. Carlson would be entitled to equity with a market value of $149,380 and Messrs. Marsaud, Lindquist, Jonzon and Patring would each be entitled to equity with a market value of $210,840. In the case of termination following a change in control, Mr. Carlson would be entitled to equity with a market value of $743,264, Mr. Marsaud would be entitled to equity with a market value of $500,745 and Messrs. Lindquist, Jonzon and Patring each would be entitled to equity with a market value of $307,510.

The following tables set forth the current value of payments and benefits to each of our named executive officers upon a qualifying termination, change in control and death or disability. The table for Mr. Westerberg sets forth the current value of payments and benefits only with respect to a voluntary termination due to his retirement as our President and CEO during 2007. The amounts shown assume that the triggering events occurred on December 31, 2007.

Jan Carlson
Estimated Potential Payment or Benefit	Triggering Event
	Voluntary Termination ($)	Involuntary Termination ($)	Change of Control ($)	Change of Control and Termination($)	Death or Disability ($)
Lump sum cash severance payment pursuant to severance agreement	$0	$1,175,423	$0	$2,938,558	$0

Estimated value of continuing salary/annual incentive payments pursuant to employment agreement	$1,135,203	$1,702,805	$0	$0	$0

Salary differential payments in consideration for noncompetition with the Company	$468,750	$0	$0	$0	$0

Continuing health, welfare and retirement benefits	$273,438	$410,156	$0	$0	$0

Value of accelerated vesting equity	$0	$149,380	$743,264	$743,264	$743,264

Value of company car	$20,892	$31,338	$0	$0	$0

Total	$1,898,283	$3,469,102	$743,264	$3,681,822	$743,264

Magnus Lindquist
Estimated Potential Payment or Benefit	Triggering Event
	Voluntary Termination ($)	Involuntary Termination ($)	Change of Control ($)	Change of Control and Termination ($)	Death or Disability ($)
Lump sum cash severance payment pursuant to severance agreement	$0	$751,749	$0	$1,879,373	$0
Estimated value of continuing salary/annual incentive payments pursuant to employment agreement	$331,000	$993,000	$0	$0	$0
Salary differential payments in consideration for noncompetition with the Company	$300,000	$0	$0	$0	$0
Continuing health, welfare and retirement benefits	$59,915	$184,185	$0	$0	$0
Value of accelerated vesting equity	$0	$210,840	$307,510	$307,510	$307,510
Value of company car	$0	$0	$0	$0	$0

Total	$690,915	$2,139,774	$307,510	$2,186,883	$307,510

Benoît Marsaud
Estimated Potential Payment or Benefit	Triggering Event
	Voluntary Termination ($)	Involuntary Termination ($)	Change of Control ($)	Change of Control and Termination ($)	Death or Disability ($)
Lump sum cash severance payment pursuant to severance agreement	$0	$875,337	$0	$2,188,342	$0

Estimated value of continuing salary/annual incentive payments pursuant to employment agreement	$473,824	$1,421,471	$0	$0	$0

Salary differential payments in consideration for noncompetition with the Company	$397,059	$0	$0	$0	$0

Continuing health, welfare and retirement benefits	$10,405	$31,215	$0	$0	$0

Value of accelerated vesting equity	$0	$210,840	$500,745	$500,745	$500,745

Value of company car	$2,013	$6,039	$0	$0	$0

Total	$883,301	$2,544,902	$500,745	$2,689,087	$500,745

Halvar Jonzon
Estimated Potential Payment or Benefit	Triggering Event
	Voluntary Termination ($)	Involuntary Termination ($)	Change of Control ($)	Change of Control and Termination ($)	Death or Disability ($)
Lump sum cash severance payment pursuant to severance agreement	$0	$740,374	$0	$1,850,934	$0
Estimated value of continuing salary/annual incentive payments pursuant to employment agreement	$237,703	$713,109	$0	$0	$0
Salary differential payments in consideration for noncompetition with the Company	$212,344	$0	$0	$0	$0
Continuing health, welfare and retirement benefits	$126,019	$387,432	$0	$0	$0
Value of accelerated vesting equity	$0	$210,840	$307,510	$307,510	$307,510
Value of company car	$8,212	$24,635	$0	$0	$0

Total	$584,277	$2,076,389	$307,510	$2,158,444	$307,510

Hans-Göran Patring
Estimated Potential Payment or Benefit	Triggering Event
	Voluntary Termination ($)	Involuntary Termination ($)	Change of Control ($)	Change of Control and Termination ($)	Death or Disability ($)
Lump sum cash severance payment pursuant to severance agreement	$0	$740,612	$0	$1,851,530	$0
Estimated value of continuing salary/annual incentive payments pursuant to employment agreement	$227,578	$682,734	$0	$0	$0
Salary differential payments in consideration for noncompetition with the Company	$212,344	$0	$0	$0	$0
Continuing health, welfare and retirement benefits	$137,087	$421,436	$0	$0	$0
Value of accelerated vesting equity	$0	$210,840	$307,510	$307,510	$307,510
Value of company car	$13,231	$39,692	$0	$0	$0

Total	$590,239	$2,095,314	$307,510	$2,159,041	$307,510

Lars Westerberg

Mr. Westerberg retired as our President and CEO effective on April 1, 2007. The Compensation Committee and Mr. Westerberg agreed that Mr. Westerberg’s resignation would be effective immediately with no required additional notice period. As such, the Company had no further obligations under the severance or change in control termination provisions of his employment agreement. As Mr. Westerberg assumed the role of Chairman of the Board and in recognition of his successful tenure as CEO, the Committee agreed to accelerate the vesting for all outstanding, unvested stock options and restricted stock awards. The value of those options or shares if exercised or sold as of December 31, 2007 was $1,317,750. Also, as Mr. Westerberg’s employment with the Company terminated prior to his reaching the full retirement age of 60, the Committee approved an additional 15-month service credit such that when he reaches age 60 he will receive retirement benefits as if his employment terminated upon reaching age 60. The present value of such additional service credit is approximately $2,670,170.

DIRECTOR COMPENSATION

Directors who are employees of the Company or any of its subsidiaries do not receive separate compensation for service on the Board or Board committees. Non-employee directors are paid a retainer of $150,000 per year. The Chairman of the Board is paid a retainer of $300,000 per year, and the Lead Director is paid an annual retainer of $25,000. In addition, a non-employee director who serves as either the Chairman of the Compensation Committee or the Nominating and Corporate Governance Committee is paid an additional annual retainer of $5,000, and the Chairman of the Audit Committee is paid an additional annual retainer of $20,000.

Non-employee directors can elect to defer payment of a pre-determined percentage of their compensation under the Autoliv, Inc. 2004 Non-Employee Director Stock-Related Compensation Plan. In 2007, none of the directors elected to defer any of their compensation.

Director Compensation Table

The following table sets forth the compensation that our non-employee directors earned during the year ended December 31, 2007 for services rendered as members of our Board:

Name	Fees Earned or Paid in Cash ($)	Total ($)
Robert W. Alspaugh	150,000	150,000
Per-Olof Aronson(1)	51,250	51,250
Sune Carlsson	150,000	150,000
William E. Johnston Jr.	150,000	150,000
Walter Kunerth	150,000	150,000
George A. Lorch	150,000	150,000
Lars Nyberg	150,000	150,000
James M. Ringler	160,000	160,000
Kazuhiko Sakamoto(2)	56,250	56,250
Tetsuo Sekiya(3)	94,125	94,125
S. Jay Stewart	211,250	211,250
Per Welin	170,000	170,000
Lars Westerberg	225,000	225,000

(1)	Mr. Aronson resigned from the Board effective May 3, 2007.

(2)	Mr. Sakamoto was appointed to the Board on August 16, 2007.

(3)	Mr. Sekiya resigned from the Board effective August 16, 2007.

ITEM 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of the Board has appointed Ernst & Young AB as the independent accounting firm for the Company’s fiscal year ending December 31, 2008. The committee has been advised that Ernst & Young AB has no relationship with the Company or its subsidiaries other than that arising from the firm’s employment as accountants.

In accordance with directions of the Audit Committee, this appointment is being presented to the stockholders for ratification at the 2008 Annual Meeting. While ratification by stockholders of this appointment is not required by law or the Company’s Certificate of Incorporation or By-Laws, the Audit Committee and management believes that such ratification is desirable. In the event this appointment is not ratified by the affirmative vote of a majority of shares present or represented by proxy and entitled to vote on the appointment, the Audit Committee will consider that fact when it selects independent auditors for the following year.

Ernst & Young AB has been the independent accounting firm for the Company since May 1997. Ernst & Young AB has been the independent auditors for Autoliv AB since 1984. Audit services provided to the Company by Ernst & Young AB during 2007 consisted of the examination of the financial statements of the Company and its subsidiaries for that year and the preparation of various reports based thereon.

The Company has been advised that a representative of Ernst & Young AB will attend the Annual Meeting to respond to appropriate questions and will be afforded the opportunity to make a statement if the representative so desires.

THE BOARD RECOMMENDS A VOTE “FOR” THE PROPOSAL

TO RATIFY THE APPOINTMENT OF ERNST & YOUNG AB

AS THE COMPANY’S INDEPENDENT AUDITORS.

Audit Fees

The aggregate fees billed by Ernst & Young AB for professional services rendered for the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2007 and 2006, including the reviews of the financial statements included in the Company’s Forms 10-Q for those fiscal years, were $7,576,000 and $7,035,000 respectively.

Audit-Related Fees

The aggregate fees billed by Ernst & Young AB for audit-related services for the fiscal years ended December 31, 2007 and 2006 were $215,000 and $104,000 respectively. Services for Audit-Related Fees consisted mainly of reviews of benefit plans.

Tax Fees

The aggregate fees billed by Ernst & Young AB for professional services rendered for tax compliance, tax advice and tax planning for the fiscal years ended December 31, 2007 and

2006 were $0 and $23,000 respectively. Services for tax fees consisted of assistance in tax disputes that originated several years earlier, and assistance related to the Jobs Creation Act.

All Other Fees

Ernst & Young AB billed no fees related to any other services for the fiscal years ended December 31, 2007 and 2006.

Audit Committee Pre-Approval Policies

The Audit Committee has adopted guidelines for the provision of audit and non-audit services by Ernst & Young AB, including requiring Audit Committee pre-approval of any such audit and non-audit services. In developing these guidelines, the Audit Committee took into consideration the need to ensure the independence of Ernst & Young AB while recognizing that Ernst & Young AB may possess the expertise on certain matters that best positions it to provide the most effective and efficient services on certain matters unrelated to accounting and auditing. On balance, the Audit Committee will only pre-approve the services that it believes enhance the Company’s ability to manage or control risk. The Audit Committee was also mindful of the relationship between fees for audit and non-audit services in deciding whether to pre-approve any such services and may determine, for each fiscal year, the appropriate ratio between the total amount of fees for audit, audit-related and tax services, and the total amount of fees for permissible non-audit services (excluding tax services). The guidelines provide for the pre-approval by the Audit Committee of described services to be performed, such as audit, audit-related, tax and other permissible non-audit services. Approval of audit and permitted non-audit services may also be made by the chairperson of the Committee and the person granting such approval must report such approval to the Committee at the next scheduled meeting.

The Audit Committee has considered the audit, audit-related, tax and all other services discussed above and additional information provided to the Company by Ernst & Young AB and determined that the provision of these services is compatible with the independence of Ernst & Young AB. The Audit Committee pre-approved all such services in 2007.

ITEM 3

DISCRETIONARY VOTING OF PROXIES ON OTHER MATTERS

For business to be properly brought before an annual stockholders meeting by a stockholder, timely advance written notice thereof must be received by the Secretary of the Company at its principal executive offices in accordance with the Company’s By-Laws, a copy of which may be obtained by written request to the Company’s Secretary or on the Company’s website at www.autoliv.com — Investors — Governance — Articles of Association. No such notices were received for the 2008 Annual Meeting.

Should any other matter requiring a vote of the stockholders be properly brought before the Annual Meeting, the proxy form confers upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote such shares in respect of any such matter in accordance with their best judgment, to the extent permitted by applicable law and the listing rules of the New York Stock Exchange.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

The members of the Board, the executive officers of the Company and persons who hold more than ten percent of the Company’s common stock (collectively, the “Reporting Persons”) are subject to the reporting requirements of Section 16(a) of the Exchange Act, which require them to file reports with respect to their ownership of the Company’s securities on Form 3 and transactions in the Company’s securities on Forms 4 or 5. Based solely on its review of the copies of such forms received by it and written representations from the Company’s executive officers and directors, the Company believes that, for the fiscal year ended December 31, 2007, the Section 16(a) filing requirements were complied with by all Reporting Persons during and with respect to the year.

Stockholder Proposals for 2009 Annual Meeting

Proposals Pursuant to Rule 14a-8. Stockholder proposals intended for inclusion in the proxy statement for the 2009 Annual Stockholders Meeting must be received by the Secretary of the Company at its principal executive offices no later than November 19, 2008.

Proposals Pursuant to our By-Laws. Under our By-Laws, in order to bring any business before the stockholders at the 2009 Annual Stockholders Meeting, other than proposals that will be included in our proxy statement, you must comply with the procedures described below. In addition, you must notify us in writing, and such notice must be delivered to or mailed and received by our Secretary no earlier than the close of business on February 5, 2009 and no later than the close of business on March 7, 2009.

A stockholder’s notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and record address of the stockholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is submitted, (c) the class and number of shares of the Company which are beneficially owned by the stockholder and the beneficial owner, if any, on whose behalf the proposal is submitted, and (d) any material interest of the stockholder in such business.

Nominations Pursuant to our By-Laws. Under our By-Laws, in order to nominate a director for election to the Board, stockholders must comply with the notice procedures and requirements found in Article II, Section 6 of such By-Laws, a copy of which may be obtained by written request to the Company’s Secretary or on the Company’s website at www.autoliv.com – Investors – Governance – Articles of Association.

By Order of the Board

Lars Sjöbring

Vice President for Legal Affairs,

General Counsel and Secretary

March 19, 2008

Stockholm, Sweden

Autoliv, Inc. Box 70381, SE-107 24 Stockholm, Sweden

World Trade Center, Klarabergsviadukten 70, Section E

Tel: +46 (8) 587 206 00; Fax +46 (8) 24 44 93

Company Website: www.autoliv.com

Investor relations:

Sweden Tel: +46 (8) 587 206 23; Fax +46 (8) 411 70 25

U.S. Tel: +1 (248) 475 04 27; Fax +1 (801) 625 66 72

Electronic Voting Instructions

You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 5, 2008.

Vote by Internet

• Log on to the Internet and go to www.envisionreports.com/ALV

• Follow the steps outlined on the secured website.

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call. • Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all nominees and FOR Proposal 2.

1. Election of Directors:

01 - Jan Carlson

04 - S. Jay Stewart

For Withhold

For Withhold

For Withhold

02 - Sune Carlsson

03 - William E. Johnston Jr.

For Against Abstain

2. Approval of Ernst & Young AB as independent auditors of the company for the fiscal year ending December 31, 2008.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or at any adjournment or postponement thereof to the extent permitted by applicable law and the listing requirements of the New York Stock Exchange.

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

Dear Stockholder:

Stockholders of Autoliv, Inc. can take advantage of several services available through our transfer agent, Computershare Trust Company, N.A. These services include:

Vote by Internet

Stockholders may vote their shares via the Internet by following the directions on the reverse side of this card. Votes may be cast by Internet up until 11:59 p.m. Eastern Time on the day before the Annual Meeting.

Internet Account Access

Stockholders may access their accounts on-line at www.computershare.com. Among the services offered through Account Access, dividend payment histories can be viewed, address changes requested, tax identification numbers certified and Direct Deposit requested.

Direct Deposit of Dividends

Autoliv encourages stockholders to authorize the electronic deposit of the quarterly dividends payments directly into their checking or savings account. To enroll, please mail your request along with a copy of your voided check to Computershare at the address noted below, or logon to your account at www.computershare.com.

Transfer Agent Contact Information

Computershare Trust Company, N.A.	Telephone Inside the USA:	(800) 446-2617
P.O. Box 43069	Telephone Outside the USA:	(718) 575-2723
Providence, RI 02940-3069	TD/TTY for Hearing Impaired:	(800) 952-9245

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Autoliv, Inc.

This proxy is solicited on behalf of the Board of Directors of Autoliv, Inc. for use at the Annual Meeting of Stockholders to be held May 6, 2008 and at any adjournment or postponement thereof.

The undersigned hereby revokes all proxies and appoints Jan Carlson and Lars Sjobring, with full power of substitution, to attend the Annual Meeting of Autoliv, Inc. to be held on Tuesday, May 6, 2008 at 9:00 a.m. local time at the Ritz-Carlton Hotel, 160 East Pearson Street, Chicago, Illinois 60611, USA and at any adjournment or postponement thereof and to vote as specified in this proxy all the shares of Autoliv, Inc. common stock which the undersigned would be entitled to vote if personally present upon all subjects that may properly come before the meeting.

In their discretion, Mr. Carlson and Mr. Sjobring are also authorized to vote upon such other matters as may properly come before the meeting. Management is not presently aware of any such matters to be presented for action. If any nominee should become unavailable for election prior to the meeting, the proxies will vote for the election of a substitute nominee or nominees proposed by the Board of Directors. If specific voting instructions are not given with respect to matters to be acted upon and the signed card is returned, the proxies will vote in accordance with the directors’ recommendations and at their discretion on any other matters that may properly come before the meeting to the extent permitted by applicable law and the listing requirements of the New York Stock Exchange. If you do not sign and return a proxy, submit a proxy by telephone or Internet or attend the meeting and vote by ballot, shares that you own directly cannot be voted.

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted in accordance with the recommendation of the Board of Directors, FOR the election of the nominees to the Board and FOR proposal 2.

Your vote is important! Please sign and date this card on the reverse side and return promptly in the enclosed postage-paid envelope or utilize the Vote by Phone or Vote by Net service to cast your vote.

This card also provides voting instructions for the Autoliv ASP, Inc. Employee Savings and Investment Plan for all shares votable by the signor and held of record by the Trustee.

(Continued and to be dated and signed on reverse side.)

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all nominees and FOR Proposal 2.

1. Election of Directors:

01 - Jan Carlson

04 - S. Jay Stewart

For Withhold

For Withhold

For Withhold

02 - Sune Carlsson

03 - William E. Johnston Jr.

For Against Abstain

2. Approval of Ernst & Young AB as independent auditors of the company for the fiscal year ending December 31, 2008.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or at any adjournment or postponement thereof to the extent permitted by applicable law and the listing requirements of the New York Stock Exchange.

B Authorized Signatures — This section must be completed for your vote to be counted — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Autoliv, Inc.

This proxy is solicited on behalf of the Board of Directors of Autoliv, Inc. for use at the Annual Meeting of Stockholders to be held May 6, 2008 and at any adjournment or postponement thereof.

The undersigned hereby revokes all proxies and appoints Jan Carlson and Lars Sjobring, with full power of substitution, to attend the Annual Meeting of Autoliv, Inc. to be held on Tuesday, May 6, 2008 at 9:00 a.m. local time at the Ritz-Carlton Hotel, 160 East Pearson Street, Chicago, Illinois 60611, USA and at any adjournment or postponement thereof and to vote as specified in this proxy all the shares of Autoliv, Inc. common stock which the undersigned would be entitled to vote if personally present upon all subjects that may properly come before the meeting.

In their discretion, Mr. Carlson and Mr. Sjobring are also authorized to vote upon such other matters as may properly come before the meeting. Management is not presently aware of any such matters to be presented for action. If any nominee should become unavailable for election prior to the meeting, the proxies will vote for the election of a substitute nominee or nominees proposed by the Board of Directors. If specific voting instructions are not given with respect to matters to be acted upon and the signed card is returned, the proxies will vote in accordance with the directors’ recommendations and at their discretion on any other matters that may properly come before the meeting to the extent permitted by applicable law and the listing requirements of the New York Stock Exchange. If you do not sign and return a proxy, submit a proxy by telephone or Internet or attend the meeting and vote by ballot, shares that you own directly cannot be voted.

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted in accordance with the recommendation of the Board of Directors, FOR the election of the nominees to the Board and FOR proposal 2.

Your vote is important! Please sign and date this card on the reverse side and return promptly in the enclosed postage-paid envelope or utilize the Vote by Phone or Vote by Net service to cast your vote.

This card also provides voting instructions for the Autoliv ASP, Inc. Employee Savings and Investment Plan for all shares votable by the signor and held of record by the Trustee.

(Continued and to be dated and signed on reverse side.)